Exhibit 2.1

DATED AUGUST 2, 2018

SHARE PURCHASE AGREEMENT

AMONGST

PEEPUL CAPITAL FUND II LLC;

CHINTALAPATI HOLDINGS PRIVATE LIMITED;

PALMYRAH CAPITAL PTE LIMITED;

AVINI PRIVATE LIMITED

AND

MR. RAJU VENKATRAMAN

AND

OTHER SHAREHOLDERS (as identified on Schedule I hereto)

AND

CONSTELLATION HEALTH HOLDINGS PTE LTD

AND

CONSTELLATION ALPHA CAPITAL CORP.

AND

MEDALL HEALTHCARE PRIVATE LIMITED

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SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (“Agreement”) is entered into on the 2nd day of August, 2018 (“Execution Date”)

BY AND AMONG:

PEEPUL CAPITAL FUND II LLC, a company incorporated under the laws of Mauritius and having its office at St. Louis Business Centre, Cnr Desroches & St. Louis Streets, Port Louis, Mauritius (hereinafter referred to as the “Seller 1” which term shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns)

AND

CHINTALAPATI HOLDINGS PRIVATE LIMITED, a company incorporated under the laws of India and having its office at Bldg-3, iLabs Centre, #18, Software Units Layout, Madhapur, Hyderabad 500 081 (hereinafter referred to as the “Seller 2” which term shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns)

AND

PALMYRAH CAPITAL PTE LIMITED, a company incorporated under the laws of Singapore and having its office at #10-01, Collyer Quay, Ocean Financial Centre, Singapore 049 315 (hereinafter referred to as the “Seller 3” which term shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns)

AND

AVINI PRIVATE LIMITED, a company incorporated under the laws of Singapore and having its office at 18 Cross Street, #14-01/02, Singapore 048423 (hereinafter referred to as the “Seller 4” which term shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns)

AND

MR. RAJU VENKATRAMAN, an Indian Resident, residing at No. 9, Casuarina Drive, Kapaleeshwarar Nagar, Neelankarai, Chennai- 600041 (hereinafter referred to as “Promoter”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to include his heirs, executors, and administrators)

AND

THE PERSONS LISTED IN SCHEDULE I, acting through their power of attorney holder, Mr. S. V. Ramanan (hereinafter referred to as the “Other Shareholders”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include their legal heirs, executors, administrators and permitted assigns)

(The Seller 1, Seller 2, Seller 3, Seller 4, Promoter, and the Other Shareholders shall individually be referred to as a “Seller” and collectively as the “Sellers”)

AND

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CONSTELLATION HEALTH HOLDINGS PTE. LTD., a company incorporated in Singapore with executive offices at 30 Cecil Street, #19-08, Prudential Tower, Singapore (049712) (hereinafter referred to as the “Purchaser” which term shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns).

AND

CONSTELLATION ALPHA CAPITAL CORP., a company incorporated in the British Virgin Islands with executive offices at Emerald View, Suite 400, 2054 Vista Parkway, West Palm Beach, FL 33411, U.S.A. (hereinafter referred to as the “Purchaser Parent” which term shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns).

AND

MEDALL HEALTHCARE PRIVATE LIMITED, CIN No. U85110TN1994PTC029023 a company incorporated under the Companies Act, 1956 and having its registered office at 191, Poonamallee High Road, Kilpauk, Chennai 600010, Tamil Nadu, India (hereinafter referred to as “Company”, which term shall, unless repugnant to the context or meaning thereof, include its successors and permitted assigns).

The Sellers, the Purchaser, the Purchaser Parent and the Company shall individually be referred to as a “Party” and collectively as the “Parties”.

The Promoter and Other Shareholders shall individually be referred to as “Management Seller” and collectively as “Management Sellers”.

WHEREAS:

(A)	The Company and its subsidiaries are engaged in the business of setting up and operating diagnostic labs and pathology labs engaging in the provision of radiological diagnostic facilities such as ultrasonography, CT scans, MRI scans, mammography, x-ray and pathological services, etc.;

(B)	The Sellers, as of the Execution Date, own and hold 100% (one hundred percent) of the share capital of the Company on a Fully Diluted Basis. Further details of the Company and the Group are set out in Exhibit I;

(C)	The Purchaser is a 100% (one hundred percent) subsidiary of the Purchaser Parent and the Purchaser is desirous of purchasing and the Sellers are desirous of selling the Sale Shares (as defined hereinafter) and the Second Tranche Sale Shares (as defined hereinafter) in the manner provided in this Agreement;

(D)	The Parties are now entering into this Agreement to record the mutual rights and obligations in relation to the sale and purchase of the Sale Shares and the Second Tranche Sale Shares and other matters in connection therewith.

NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties, the Parties hereby agree to the following:

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1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

“Accounting Standards” means generally accepted accounting principles, standards, and practices applicable to the Group.

“Accepted Claim Amount” shall have the meaning as set forth in Clause 8.2 (c) (i).

“Affiliate” means:

(i)	with respect to any Person (other than a natural Person), any other Person that is, directly or indirectly, through one or more intermediate Persons, Controlling, Controlled by, or under common Control with, such Person,
(ii)	with respect to any natural Person: (i) any other Person that is a Relative of such Person; and (ii) any Person that is, directly or indirectly, through one or more intermediate Persons, Controlled by such Person, or the Relative of such Person.

“Aggregate Closing Date Sale Consideration” shall mean such percentage of the Sale Consideration which is corresponding to the Sale Shares as set out in the Updated Schedule V less the Deferred Sale Consideration for relevant Sellers in the ratio as set out in the Updated Schedule V.

“Agreed Net Debt” shall mean the net debt of the Company, whether positive or negative, based on the principles set forth in Schedule XII and agreed by the Seller 1, Purchaser, and the Promoter in terms of Clause 4.1(d).

“Agreed Net Working Capital” shall mean the working capital of the Company, whether positive or negative, based on the principles set forth in Schedule XII and agreed by the Seller 1, Purchaser, and the Promoter in terms of Clause 4.1(d).

“Approved Expert” shall mean Deloitte.

“Award” shall have the meaning as set forth in Clause 8.2(c)(v) (B).

“BG – Second Tranche Sale Consideration” shall have the meaning as set forth in paragraph 11 of Schedule III.

“Big 4 Accounting Firm” shall mean one of KPMG, PricewaterhouseCoopers, EY, Deloitte Touche Tohmatsu, or such local firm of chartered accountants associated with any of them in India and their respective successors;

“Business Combination” shall mean a transaction which satisfies the requirements of the Purchaser Parent’s Charter Documents and the respective requirements of the SEC and the NASDAQ.

“Business Days” shall mean days (other than Saturday or Sunday) on which banks are generally open for operation in United States of America, British Virgin Islands, Singapore, Mauritius and Chennai, India.

“Business Representations and Warranties” shall have the meaning as set forth in Clause 6.3.

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“CCPS” shall mean compulsorily convertible preference shares of the Company, and shall include the Class A CCPS, Class B CCPS, Class C CCPS, Class D CCPS, Class E CCPS and the Class F CCPS, issued by the Company under the Existing Agreements.

“Charter Documents” shall mean, with respect to a Person, the constitution, the articles of association and, or, memorandum of association, or incorporation documents, of such Person (as may be applicable).

“Claim” shall have the meaning as set forth in Clause 8.2 (c) (i).

“Closing” shall have the meaning as set forth in Clause 5.3.

“Closing Date” shall mean a date no later than the 5th Business Day after the Agreed Net Debt and the Agreed Working Capital has been finalized in terms of Clause 4.1(d), or such other later date agreed in writing between the Promoter, Seller 1, and the Purchaser.

“Closing Resolutions” shall mean the following resolutions of the Company Board:

(i)	Approving:

(A)	the transfers of the relevant Sale Shares from the relevant Seller to the Purchaser and recording of such transfers in the registers of the Company;
(B)	the appointment of the relevant Purchaser’s nominees as directors on the Company Board;
(C)	the resignation of the relevant nominees of Seller 1, Seller 2, Seller 3, and Seller 4 as directors on the Company Board and Group Companies;
(D)	the appointment of persons nominated by the Purchaser as the authorized signatories to all the bank accounts of Company, and the cessation of the authorized signatory rights granted by Company to the nominees of the Sellers resigning from the Company Board;
(E)	calling of an extra ordinary general meeting of the shareholders of the Company as on the Closing Date.

(ii)	Authorizing:

(A)	changes to the register of directors of Company to record the resignation of the Sellers’ nominees as directors and the appointment of the Purchaser’s nominees as directors;
(B)	changes to the register of members and the register of transfers of the Company to record the transfer of the Sale Shares to the Purchaser;

“CLRA” shall mean the Contract Labour Regulation and Abolition) Act, 1970.

“Company Board” means the board of directors of the Company.

“Company Fundamental Warranties” shall mean the Company Representations and Warranties set forth under Paragraphs 2.1, 2.2.1, 2.3, 2.4 and 2.5 of Part B of Schedule IV.

“Company Representations and Warranties” shall have the meaning as set forth in Clause 6.2.

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“Conditions Precedent” shall mean, collectively, the Sellers Conditions Precedent and the Purchaser Conditions Precedent.

“Consents” shall mean any approval, consent, ratification, waiver, notice or other authorisation of or from or to any Person, including banks and financial institutions (other than a Governmental Approval) that may be required for (i) the execution of this Agreement; and (ii) the consummation of the transactions contemplated under this Agreement.

“Control” or “Controlling” or “Controlled” in relation to a Person means the direct or indirect:

(i)	the legal, beneficial, or economic ownership of more than 50% (fifty percent) of the voting interest of that Person; or
(ii)	the right to appoint a majority of the board of directors, managers, partners, or other individuals exercising similar authority over or with respect to that Person; or
(iii)	the right or power to direct or cause the direction of the management or policies of such Person, whether through the right to appoint a majority of the board of directors, managers, partners, or other individuals exercising similar authority over or with respect to that Person or the ownership of voting rights in such Person, by contract or otherwise.

“Closing Date Financials” shall mean the estimated balance sheet, cashflow statement and P&L statement as of the Closing Date, prepared in accordance with Accounting Standards consistently applied, and delivered by Seller 1 in accordance with Clause 4.1.

“Deferred Sale Consideration” shall mean the aggregate of the Tax AIA, Receivables AIA and the General AIA.

“Deloitte” shall mean Deloitte Touche Tohmatsu, or such local firm of chartered accountants associated with them in India and their respective successors.

“Demat Sale Shares” shall have the meaning set forth in Paragraph 6(i) of Schedule III.

“Disclosures” shall mean the Disclosure Schedule and the Updated Disclosure Schedule.

“Disclosure Schedule” shall mean the letter in agreed form issued by the Sellers or any of them on the Execution Date setting out identified disclosures to the specific Representations and Warranties (other than the Fundamental Warranties and the Seller Tax Warranties) provided by them; provided that any matters that have been disclosed against any such specific Representations and Warranties (other than the Fundamental Warranties and the Seller Tax Warranties) shall be deemed to have been disclosed against all other relevant Representations and Warranties (other than the Fundamental Warranties and the Seller Tax Warranties) to the extent reasonably apparent from a reading of the relevant disclosure. The Disclosure Schedule shall be in the form attached as Schedule X hereto.

“Dispute” shall have the meaning as set forth in Clause 10.1.

“Disputed Claim Amount” shall have the meaning as set forth in Clause 8.2 (c) (i).

“Documents” shall have the meaning as set forth in Paragraph 2.1(ii) of Part B of Schedule IV.

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“Escrow Agent” shall mean an escrow agent as may be mutually agreed between the Purchaser and the Promoter.

“Encumbrance” shall mean:

(i)	Any mortgage, charge (whether fixed or floating), pledge, equitable interest, lien, hypothecation, assignment, title retention or other security interest or encumbrance securing or conferring any priority of payment in respect of any obligation of any Person;
(ii)	a right of first offer, right of first refusal and/or a call option in favour of any other person.

“Estimated Net Debt” shall mean the estimated net debt of the Company as of the Closing Date, whether positive or negative, derived from the Closing Date Financials, and as set out in the statement delivered by the Seller 1 in terms of Clause 4.1 (a).

“Estimated Net Working Capital” shall mean the estimated working capital of the Company as of the Closing Date, whether positive or negative, derived from the Closing Date Financials, and as set out in the statement delivered by the Seller 1 in terms of Clause 4.1 (a).

“Equity Shares” means the equity shares of the Company having a par value of INR 10 (Rupees ten only) each.

“Excess General AIA” shall have the meaning as set forth in Clause 8.2(c)(i).

“Excess Tax AIA” shall have the meaning as set forth in Clause 8.2(a)(ii).

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“Existing Agreements” shall mean the Investment Agreement amongst inter alia the Company, Seller 1 and Seller 2, dated 21 August 2009; First Amendment Agreement to the Investment Agreement amongst inter alia the Company, Seller 1 and Seller 2, dated 2 February 2010; Second Amendment Agreement to the Investment Agreement amongst inter alia the Company, Seller 1 and Seller 2, dated 24 April 2010; Third Amendment Agreement to the Investment Agreement amongst inter alia the Company, Seller 1 and Seller 2, dated 10 December 2010; Fourth Amendment Agreement to the Investment Agreement amongst inter alia the Company, Seller 1, Seller 3, and Seller 2, dated 6 May 2011; Fifth Amendment Agreement to the Investment Agreement amongst inter alia the Company, Seller 1, Seller 3, and Seller 2, dated 2 March 2012; Sixth Amendment Agreement to the Investment Agreement amongst inter alia the Company, Seller 1, Seller 3, and Seller 2, dated 27 December 2012; Subscription Agreement amongst inter alia the Company, Siguler Guff NJDM Investments Holdings Limited, Seller 1, Seller 3, and Seller 2 dated 25 June 2014; Seventh Amendment Agreement to the Investment Agreement amongst inter alia the Company, Siguler Guff NJDM Investments Holdings Limited, Seller 1, Seller 3, and Seller 2, dated 19 January 2017; and Amendment to the Subscription Agreement amongst inter alia the Company, Siguler, Seller 1, Seller 3, and Seller 2, dated 27 March 2017.

“Extended Purchaser CP Longstop Date” shall have the meaning as set forth in Clause 3.2(iv)(b).

“Extended Seller CP Longstop Date” shall have the meaning as set forth in Clause 3.2(iv)(a).

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“EY” shall mean EY, or such local firm of chartered accountants associated with them in India and their respective successors.

“FEMA” shall have the meaning as set forth in Paragraph 10 of Schedule XIII.

“Financial Statement” means, for each given year, the audited balance sheet, cashflow statement and P&L statement of the relevant Group Company for such year.

“Financial Year” or “FY” shall mean the fiscal year beginning on 1 April of each year and ending on 31 March of the immediately succeeding year;

“Fully Diluted Basis” means the total equity share capital of the Company calculated assuming that all outstanding securities convertible and/or exchangeable into Equity Shares or rights or options which carry a right to subscribe to Equity Shares (whether or not by their terms then currently convertible, exercisable or exchangeable) have been so converted, exercised or exchanged.

“Fundamental Warranty” means any of the Seller Fundamental Warranties and the Company Fundamental Warranties, and “Fundamental Warranties” shall mean a collective reference to all the Seller Fundamental Warranties and the Company Fundamental Warranties.

“General AIA” shall mean the aggregate amount of Rs.250,000,000 (Rupees two hundred and fifty million) which shall be payable by the Purchaser to the Promoter and Seller 1 subject to the terms of Clause 8.2 (c).

“General AIA Notice” shall have the meaning as set forth in Clause 8.2 (c) (i).

“Governmental Approval” shall mean any permission, approval, consent, license, permit, order, decree, authorization from or with any Governmental Authority.

“Governmental Authority” shall mean any entity, authority or body exercising executive, legislative, judicial, quasi-judicial, regulatory, or administrative functions of or pertaining to the government, and any related court or tribunal.

“Government Litigation” shall have the meaning as set forth in Clause 7.4(k).

“Government Official” shall have the meaning set forth in Clause 10 of Part A of Schedule IV.

“Group” shall mean the Company and any Person which is under the Control of the Company or its subsidiaries, including Exhibit I, “Group Company” means any member of the Group, and “Group Companies” means a collective reference to all such Persons;

“Historical Financial Statements” shall mean the Financial Statements for the financial years ending March 31, 2010 through March 31, 2018.

“Identified Bank” shall mean (i) JP Morgan Chase; (ii) HSBC; (iii) Citi; (iv) Bank of America; (v) Barclays Bank; (vi) DBS; or (vii) Standard Chartered Bank, including their respective affiliates and successors outside India or such other bank as may be agreed between the Purchaser, Seller 1, and the Promoter.

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“IFRS Financial Statements” shall mean the audited Financial Statements of the Company prepared in accordance with IFRS as promulgated by the International Accounting Standards Board for the last 3 (three) financial years ending on March 31, 2018.

“Indebtedness” shall mean any indebtedness of the Group which may bind and/or oblige any Group Company to make any payment, for or in respect of:

(i)	moneys borrowed;
(ii)	any amount raised pursuant to the issue of bonds, notes, non-convertible debentures, loan stock or any similar instrument;
(iii)	any amount raised under any other transaction having the commercial effect of a borrowing;
(iv)	any financial leases availed;
(v)	any bill discounting facility availed;
(vi)	any acceptances and co-acceptances;
(vii)	any hire purchase agreements entered by a Group Company; and

(without double counting) any liability in respect of any guarantee, indemnity or comfort provided by any Group Company or binding on any member of the Group for any of the items referred to in paragraphs (i) to (iii) above, for the benefit of any other Person including if any asset of any other Person is secured for any of such items referred to in (i) to (vii) above.

“Indemnified Party” shall mean the:(i) Purchaser, the Purchaser Parent, their respective directors, officers, managers, employees, Principal Officers and/or agents; or (ii) where any Loss has been suffered or incurred by a Group Company, at the Purchaser’s sole option, any Group Company.

“Indemnifying Party” shall mean (i) a Seller, in the case of a claim made against such Seller under Clause 7.1(i)(A); (ii) Seller 1 and the Promoter, in the case of a claim made against them under Clause 7.1(i)(B), Clause 7.1(ii) and/or Clause 7.1(iv); and (iii) a Tax Warrantor in the case of a claim made against it under Clause 7.1(iii).

“Indemnifying Party Notice” shall have the meaning as set forth in Clause 8.2(c)(v) (B).

“Indemnity Notice” shall have the meaning as set forth in Clause 8.2(c)(ii).

“Indemnity Payment Amount” shall have the meaning as set forth in Clause 8.2(c)(ii).

“India-Mauritius Tax Treaty” means the Double Tax Avoidance Treaty entered into between India and Mauritius, read with protocol thereto, as amended from time to time.

“India-Singapore Tax Treaty” means the Double Tax Avoidance Treaty entered into between India and Singapore, read with protocol thereto, as amended from time to time.

“Information” shall have the meaning as set forth in Clause 11.1.

“INR” or “Rs.” shall mean Indian Rupees, being the lawful currency of India.

“IT Act” means the (Indian) Income Tax Act, 1961.

“IT Rules” means the Income Tax Rules 1962 as amended from time to time.

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“IT Investigation” means the investigation of the Company by the Income Tax Department of the Government of India with respect to the search proceedings initiated on November 29, 2017, pursuant to a warrant issued in this regard.

“IT Investigation Demand” shall have the meaning as set forth in Clause 8.2 (a) (i).

“Jharkhand Collection Amount” means the amounts, upto a maximum of INR 70,000,000 (Rupees seventy million) (inclusive of any Tax deducted at source), received by the Company and/or Medall Scans and Labs Ranchi Private Limited from the Jharkhand Corporation (or the State Government of Jharkhand, including its agencies) between the 26 July 2018 and 31 August 2018 in connection with the Concession Agreement executed between the Company and the Jharkhand Corporation dated 8 May 2015 against receivables due to the Company and/or Medall Scans and Labs Ranchi Private Limited under the said agreement prior to the Execution Date.

“Jharkhand Corporation” shall mean the Jharkhand Medical and Health Infrastructure Development and Procurement Corporation.

“Joint Notice” shall have the meaning as set forth in Clause 8.2 (c) (v) (A).

“Last Payment Date” shall have the meaning as set forth in Clause 8.2 (a) (vi).

“Law” shall mean any applicable law, statute, order, decree, rule, regulation, notifications, by-laws, policies, directions, directives, guidelines, circulars or other requirementsof any Governmental Authority, in each case having the binding force of law and shall include a decree, judgment, injunction or order of a Governmental Authority binding on a relevant Party. For sake of clarity, Law shall include all laws prevalent in the United States of America, British Virgin Islands, Singapore, Mauritius and India, as applicable.

“Litigation” shall mean litigation of any kind and shall include all suits, civil and criminal actions, mediation or arbitration proceedings, and all legal proceedings, investigations, enquiries searches pending whether before any Governmental Authority or any arbitrator or arbitrators or any show-cause notices/ correspondence received in this regard;

“Long Stop Date” shall mean a date that shall be no later than 4 (four) months from the Execution Date or such other date as may be mutually agreed in writing between Seller 1, Promoter, and the Purchaser.

“Losses” shall mean any losses, damages, costs (including any reasonable attorney fees, litigation, or recovery costs), expenses, penalties and/or liabilities directly incurred or suffered by an Indemnified Party; excluding (i) any such loss, damage, cost, expense, penalty or liability which is a loss of business opportunity, income or profits, or (ii) any consequential, indirect, punitive or special losses, liabilities or damages. For the sake of clarity, a Loss to any Group Company shall be deemed to be a Loss to the Purchaser.

“Material Adverse Effect” shall mean the occurrence of an event following the Execution Date which results or would result in any one of the following:

(i)	recognition, in accordance with Accounting Standards, by the Company of an additional liability of an amount of INR 100,000,000 (Rupees one hundred million) or more, other than those incurred in the ordinary course of business of the Company;
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(ii)	impairment, in accordance with Accounting Standards, by the Company of the value of its assets by an aggregate amount of INR 100,000,000 (Rupees one hundred million);
(iii)	imposition of an Encumbrance on the Sale Shares; and/or Second Tranche Sale Shares;
(iv)	imposition of Encumbrance on any of the securities of any Group Company.

Provided however that it shall not be a Material Adverse Effect if the consequences in (i) or (ii) above are a result of change of (a) applicable Law or (b) Accounting Standards or (c) are caused due to a force majeure event affecting the Chennai region generally or hospital and/or healthcare delivery services in India or Chennai region generally.

“Material Contract” shall mean such contracts pertaining to the Group that have a receivable or payable of more than INR 50,000,000 (Rupees fifty million) in a financial year. A list of such contracts as on the Execution Date are set out in Schedule VII.

“NASDAQ” means the Nasdaq Capital Market.

“Non-Third Party Claim Notice” shall have the meaning as set forth in Clause 7.3(a).

“Other Shareholders” shall mean those Persons identified in Schedule I hereof.

“Other Shareholder Sale Shares” shall mean 66,902 (sixty-six thousand nine hundred and two) Equity Shares held by the Other Shareholders.

“Ordinary Course of Business” shall mean carrying on the business of each Group Company in compliance with applicable Law and consistent with the Charter Documents and past practices of each such Group Company, provided that none of such actions shall restrict a Group Company from carrying out the actions as set out in this Agreement. Provided further that no related party transactions (as defined in the Companies Act), other than transactions inter-se between the Group, shall be deemed to be in the Ordinary Course of Business.

“Person” shall mean any natural person, limited or unlimited liability company, corporation, partnership (whether limited or unlimited), proprietorship, Hindu Undivided Family, trust, union, association, or any agency or political subdivision thereof or any other entity that may be treated as a person under applicable Law.

“Physical Sale Shares” shall have the meaning as set forth in Paragraph 6(ii) of Schedule III,

“PNDT” shall mean Pre-Conception and Pre-Natal Diagnostic Techniques Act 1994.

“Principal Officer” shall have the meaning under the IT Act.

“Promoter Identified Banks” shall mean (i) Identified Banks (including their Indian affiliates); (ii) ICICI Bank, (iii) HDFC Bank, including their respective affiliates and successors or such other bank as may be agreed between the Purchaser and the Promoter.

“Promoter General AIA” shall have the meaning as set forth in Clause 8.2(vi).

“Promoter Receivable Amount” shall have the meaning as set forth in Clause 8.2(b)(iii).

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“Promoter Sale Shares” shall mean 8,87,185 Equity Shares and 49,00,015 Class A CCPS of the Promoter, which if aggregated with the Other Shareholders Sale Shares constitute 51.97% of the total Equity Shares held by the Management Sellers, calculated on a Fully Diluted Basis. The exact details of Promoter Sale Shares shall be as set out in Updated Schedule V.

“Promoter Tax AIA” shall have the meaning as set forth in Clause 8.2(a)(vi).

“Promoter Tax Amount” shall have the meaning as set forth in Clause 8.2(a)(iii).

“Proxy Statement” shall have the meaning as set forth in Clause 4.6.

“Purchaser Board” shall mean the board of directors of the Purchaser.

“Purchaser Conditions Precedent” shall have the meaning as set forth in Clause 3.2 (ii).

“Purchaser CP Fulfillment Notice” shall have the meaning as set forth in Clause 3.2(ii).

“Purchaser Demat Account” means the depository account opened by the Purchaser and details of which shall be provided by the Purchaser to the Sellers at least 3 (three) Business Days prior to the Closing Date.

“Purchaser Notice” shall have the meaning as set forth in Clause 8.2 (c) (v) (C).

“Purchaser Parent Board” shall mean the board of directors of the Purchaser Parent.

“Purchaser Parent Reports” shall have the meaning set forth in Schedule IV, Part C, Clause 4(i).

“Purchaser Parent Stockholders’ Approval” shall have the meaning as set forth in Schedule IV, Part C, Clause 1(ii).

“Purchaser Parent Stockholders’ Meeting” shall have the meaning as set forth in Clause 4.6.

“PwC” shall mean PricewaterhouseCoopers, or such local firm of chartered accountants associated with them in India and their respective successors.

“RBI” means Reserve Bank of India

“Receivables” shall have the meaning as set forth in Clause 8.2(b)(i).

“Receivables AIA” shall mean the aggregate amount of Rs.300,000,000 (Rupees three hundred million), which shall be payable by the Purchaser to the Promoter and Seller 1 subject to the terms of Clause 8.2 (b).

“Receivables Notice” shall have the meaning as set forth in Clause 8.2 (b) (iii).

“Receivables Notice-2” shall have the meaning as set forth in Clause 8.2 (b) (vi).

“Recovered Amount” shall have the meaning as set forth in Clause 8.2(b)(ii).

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“Redeeming Stockholder” means a stockholder of the Purchaser Parent who demands that Purchaser Parent redeem its Purchaser Parent Common Stock for cash in connection with the transactions contemplated hereby and in accordance with the Purchaser Parent Charter Documents.

“Relative” shall have the meaning ascribed to the term under the Companies Act, 2013.

“Representations and Warranties” shall mean, the Seller Tax Warranties, the Seller Fundamental Warranties, the Company Representations and Warranties and/or the Business Representations and Warranties, as applicable.

“Representative” shall have the meaning as set forth in Clause 14.14.

“Respective Seller Sale Shares” shall mean such Sale Shares being transferred to the Purchaser by a Seller in accordance with the terms of this Agreement.

“Sale Consideration” shall be based on an enterprise value of the entire Company of INR 14,500,000,000 (Rupees fourteen billion five hundred million):

(i)	plus, an amount equal to the difference between the Agreed Net Working Capital and the Target Net Working Capital (if positive);
(ii)	minus, an amount equal to the difference between the Agreed Net Working Capital and the Target Net Working Capital (if negative);
(iii)	minus, an amount equal to the Agreed Net Debt (if positive);
(iv)	plus, an amount equal to the Agreed Net Debt (if negative);

“Sale Shares” shall mean, collectively the Seller 1 Sale Shares, Seller 2 Sale Shares, Seller 3 Sale Shares, Seller 4 Sale Shares, Promoter Sale Shares and the Other Shareholder Sale Shares.

“SBLCs” shall have the meaning as set forth in Clause 8.1.

“SBLC - General” shall have the meaning ascribed to the term in Clause 8.1 (c).

“SBLC - Receivables” shall have the meaning ascribed to the term in Clause 8.1 (b).

“SBLC - Tax” shall have the meaning ascribed to the term in Clause 8.1 (a).

“Second Closing Date” means a date mutually agreed upon between the Purchaser and Promoter, but shall in no event be after 30 June 2019.

“Second Closing Escrow Agreement” shall mean the escrow agreement to be executed, at Closing, between the Purchaser, Promoter, and the Escrow Agent, in a form as mutually acceptable to the Purchaser and the Promoter.

“Second Tranche Sale Consideration” shall be the consideration for the Second Tranche Sale Shares, which is set out in the Updated Schedule V less the Shortfall Collection Amount (if any). A tentative Second Tranche Sale Consideration, as of the Execution Date, is given in Schedule V attached hereto.

“Second Tranche Sale Shares” shall mean all Equity Shares (including the Equity Shares issued upon conversion at Closing of the CCPS held by the Promoter that do not form part of the

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Promoter Sale Shares) held by the Promoter immediately post the Closing. The details of such Second Tranche Sale Shares shall be set out in the Updated Schedule V.

“Shortfall Collection Amount” means the amount of INR 70,000,000 (Rupees seventy million) less the Jharkhand Collection Amount.

“SEC” means the United States Securities and Exchange Commission.

“Seller 1 Receivable Amount” shall have the meaning as set forth in Clause 8.2 (b) (iii).

“Seller 1 Sale Shares” shall mean:

(a)	461,837 (four hundred and sixty one thousand eight hundred and thirty seven) Equity Shares;
(b)	76,022,741 (seventy six million twenty two thousand seven hundred and forty one) Class A CCPS;
(c)	22,727,273 (twenty two million seven hundred and twenty seven thousand two hundred and seventy three) Class D CCPS; and
(d)	29,545,454 (twenty nine million five hundred and forty five thousand four hundred and fifty four) Class E CCPS.

held by the Seller 1.

“Seller 1 Tax Amount” shall have the meaning as set forth in Clause 8.2(a) (iii).

“Seller 2 Sale Shares” shall mean:

(a)	41,565(forty one thousand five hundred and sixty five) Equity Shares; and
(b)	7,602,275 (seven million six hundred and two thousand two hundred and seventy five) Class A CCPS held by the Seller 2.

“Seller 3 Sale Shares” shall mean:

(a)	4,618 (four thousand six hundred and eighteen) Equity Shares;
(b)	2,272,727 (two million two hundred and seventy two thousand seven hundred and twenty seven) Class D CCPS; and
(c)	2,954,546 (two million nine hundred and fifty four thousand five hundred and forty six) Class E CCPS held by the Seller 3.

“Seller 3 Tax Amount” shall have the meaning as set forth in Clause 8.2(a) (iii).

“Seller 4 Sale Shares” shall mean 6,066,029 (six million sixty six thousand twenty nine) Class F CCPS held by the Seller 4.

“Seller Bank Account” shall mean the bank account details of the Sellers as set out in the Updated Schedule V.

“Seller Conditions Precedent” shall have the meaning as set forth in Clause 3.2 (i).

“Sellers CP Fulfillment Notice” shall have the meaning as set forth in Clause 3.2(i).

“Sellers Demat Account” means the depository account opened by the Sellers.

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“Seller Fundamental Warranties” shall have the meaning as set forth in Clause 6.1.

“Seller Representations and Warranties” shall mean the Seller Fundamental Warranties and the Seller Tax Warranties collectively.

“Seller Tax Warranties” shall have the meaning as set forth in Clause 6.4.

“SIAC” shall have the meaning as set forth in Clause 10.2.

“SIAC Rules” shall have the meaning as set forth in Clause 10.2.

“Specific Indemnity Matter” shall have the meaning as set forth in Clause 7.1(iv).

“Target Net Working Capital” shall mean an amount of INR 1,150,000,000 (Rupees one billion one hundred and fifty million).

“Tax” means any form of taxation under the IT Act or indirect taxation, including capital gains, corporate income tax, minimum alternate tax, withholding tax, buyback distribution tax, dividend distribution tax, duties (including stamp duties), imposts, levies, cesses collected, withheld or assessed or reassessed by any Governmental Authority together with any interest penalty, surcharge or fine in connection therewith, including payable in representative capacity, and the terms Taxes and Taxation will be construed accordingly.

“Tax AIA” shall mean the aggregate amount of Rs.350,000,000 (Rupees three hundred and fifty million) which shall be payable by the Purchaser to Seller 1, Seller 3 and the Promoter, subject to the terms of Clause 8.2 (a).

“Tax Authority” shall have the meaning as set forth in Paragraph 4.1.1 of Part C of Schedule IV.

“Tax Indemnity Obligation” shall have the meaning as set forth in Clause 7.1 (iii).

“Tax Notice” shall have the meaning as set forth in Clause 8.2(a) (iii).

“Tax Opinion 1” shall mean a written tax opinion obtained from a Big 4 Accounting Firm in the form and manner acceptable to the Purchaser, opining that gains arising on transfer of the Seller 1 Sale Shares by the Seller 1 to Purchaser under this Agreement should not be taxable in India under the IT Act and consequently Indian withholding tax provisions should not be applicable.

“Tax Opinion 2” shall mean a written tax opinion obtained from a Big 4 Accounting Firm in the form and manner acceptable to the Purchaser, opining that gains arising on transfer of the Seller 3 Sale Shares by the Seller 3 to Purchaser under this Agreement should not be taxable in India under the IT Act and consequently Indian withholding tax provisions should not be applicable.

“Tax Opinion 3” shall mean a written tax opinion obtained from Big 4 Accounting Firm in the form and manner acceptable to Purchaser, opining that gains arising on transfer of the Seller 4 Sale Shares by the Seller 4 to Purchaser under this Agreement should not be taxable in India under the IT Act and consequently Indian withholding tax provisions should not be applicable.

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“Tax Proceedings” means notices issued or initiated writs, suits, recovery proceedings, demands, claims, representative assessee related proceedings, assessment proceedings, tax reassessment proceedings, revision proceedings, deduction at source related proceedings, interest related proceedings, penalty related proceedings, proceedings related to section 281 of the IT Act, rectification, stay of demand related proceedings, appeals and all other similar and incidental actions related to Taxes.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendments thereto, submitted to (or required under applicable Laws to be submitted to) a Governmental Authority.

“Tax Warrantor” shall mean Seller 1, Seller 3 and Seller 4.

“Termination Agreement” means an agreement in agreed form to be executed by all the Sellers terminating all investment agreements and shareholders agreements executed inter-se between any of the Sellers and the Company, including the Existing Agreements.

“Third Party” shall have the meaning as set forth in Clause 7.2(i).

“Third Party Claim” shall have the meaning as set forth in Clause 7.2(i).

“Third Party Claim Notice” shall have the meaning as set forth in Clause 7.2(i).

“Third Party Claim Loss Notice” shall have the meaning as set forth in Clause 7.2(iii).

“Transaction Tax” means any demand payable pursuant to any notice issued under the provisions of the IT Act for any Tax, against any of Indemnified Party, where such demand arises out of any Tax Proceedings initiated by any Tax Authority for alleged withholding tax defaults and/or being treated as a representative assessee of the Tax Warrantor or otherwise, including all demands for any interim payments, advance payments, penalties or issuance of security / bank guarantees towards payment of any such demands including reasonable accounting, legal and other costs, fees and expenses, incurred therewith, arising as a result of sale of Respective Seller Sale Shares by the Tax Warrantor to the Purchaser.

“TRC” means tax residency certificate.

“Trust Account” shall have the meaning as set forth in Clause 3(i) of Part D of Schedule IV.

“Trust Agreement” shall have the meaning as set forth in Clause 3(i) of Part D of Schedule IV.

“Trust Claims” shall have the meaning as set forth in Clause 4.9(i).

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation.

“Updated Disclosure Schedule” shall mean the letter to be issued by the Sellers or any of them at least 5 (five) Business Days prior to the Closing Date setting out the identified disclosures to the specific Representations and Warranties (other than the Fundamental Warranties and the Seller Tax Warranties), provided by them but which should relate to the period between the Execution Date and the Closing Date; provided that any matters that have been disclosed against any such specific Representations and Warranties (other than the

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Fundamental Warranties and the Seller Tax Warranties), shall be deemed to have been disclosed against all other Representations and Warranties (other than the Fundamental Warranties and the Seller Tax Warranties), as the case may be, to the extent reasonably apparent from a reading of the relevant disclosure.

“Updated Schedule V” shall mean the updated Schedule V as of the Closing Date which shall be provided by the Seller 1 and the Promoter to the Purchaser at least 3 (three) Business Days before the Closing Date and shall be in agreed form containing details and be in the format as provided in the tentative Schedule V as of the Execution Date which is set out herein

“USD” shall mean United States dollars, being the lawful currency of the United States of America.

“U.S. GAAP” means the United States generally accepted accounting principles, consistently applied.

1.2	Interpretation

(i)	Headings, index and bold typeface are only for convenience and shall be ignored for the purpose of interpretation.

(ii)	Unless the context of this Agreement otherwise requires:

(a)	Words using the singular or plural number also include the plural or singular number, respectively;
(b)	Words of any gender are deemed to include the other gender;
(c)	Reference to the words “include”, “includes” and “including” shall be construed without limitation.

(iii)	The terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement or specified Clauses of this Agreement, as the case may be.

(iv)	The terms “Clause,” “Part,” and “Schedule” refer to the specified Clause, Part or Schedule, respectively, of this Agreement, unless otherwise indicated.

(v)	The Recitals and the Schedules hereto shall constitute an integral part of this Agreement.

(vi)	When any number of days is prescribed in any document, the same shall be reckoned exclusively of the first and inclusively of the last day unless the last day does not fall on a Business Day, in which case the last day shall be the next succeeding day which is a Business Day.

(vii)	Time is of essence in the performance of the Parties’ respective obligations. If any time period specified herein is extended, such extended time shall also be of essence.

(viii)	No provision of this Agreement shall be interpreted in favour of, or against, any Party by reason of the extent to which such Party or its counsel participated in the drafting hereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

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(ix)	A reference to a document being in agreed form is a reference to a document in a form approved in writing by the Purchaser, Promoter and Seller 1.

(x)	Any breach of the representations and/or warranties which causes a Loss in excess of the INR 1,000,000 (Rupees One Million) shall be deemed as “material” for the purposes of this Agreement.

2.	PURCHASE OF SALE SHARES BY THE Purchaser and payment of Sale consideration

2.1	Purchase of Sale Shares and Second Tranche Sale Shares by the Purchaser

2.1.1	The Purchaser, relying on the Representations and Warranties of the Sellers, agrees to purchase the Sale Shares from the relevant Seller, and the Sellers agree to sell their respective Sale Shares to the Purchaser for an amount as set out in the Updated Schedule V, to be paid pursuant to the provisions of this Agreement.

2.1.2	The Purchaser, relying on the Representations and Warranties of the Promoter, agrees to purchase the Second Tranche Sale Shares from the Promoter, and the Promoter agrees to sell the Second Tranche Sale Shares to the Purchaser for an amount aggregating to the Second Tranche Sale Consideration to be paid pursuant to the provisions of this Agreement.

2.2	Payment of consideration

2.2.1	The Aggregate Closing Date Sale Consideration shall be payable to the Sellers on the Closing Date in the manner provided in the Updated Schedule V.

2.2.2	The Deferred Sale Consideration shall be paid to the applicable Sellers in terms of Clause 8.2.

2.2.3	The Second Tranche Sale Consideration shall be paid to the Promoter on the Second Closing Date in the manner provided in the Updated Schedule V.

2.2.4	The portion of the Sale Consideration (denominated in INR) payable to the Seller 1, Seller 3 and Seller 4 under this Agreement, shall be paid in USD equivalent of such INR at the INR to USD exchange rate published by the RBI 1 (one) Business Day prior to the Closing Date.

2.3	Taxes

Each Seller shall be liable and responsible to discharge their respective income tax liabilities arising out of or pertaining to sale and transfer of the Sale Shares or on account of the payment and receipt of the Sale Consideration.

3.	CONDITIONS PRECEDENT

3.1	The obligation of the Purchaser to purchase the Sale Shares is subject to the fulfillment (unless previously waived in writing by the Purchaser, at its sole discretion) of all the Sellers Conditions Precedent (as stated in Schedule II and the obligation of the Sellers to sell the Sale Shares is subject to the fulfillment (unless previously waived in writing by the Promoter and the Seller 1, at their sole discretion) of all the Purchaser Conditions Precedent (as stated in Schedule II), provided that each Party shall make reasonable efforts to provide support and co-operation to the other Party.

3.2	Fulfillment of Conditions Precedent
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(i)	The Sellers and the Company undertake that they shall, on a best efforts basis, fulfill the Conditions Precedent stated in Part A of Schedule II to the satisfaction of the Purchaser (“Sellers Conditions Precedent”) on or before the Long Stop Date and upon fulfillment of the last of such Sellers Conditions Precedent, the Promoter and Seller 1 shall confirm the fulfillment of the Sellers Conditions Precedent in writing by issuing a notice (“Sellers CP Fulfillment Notice”) (along with documents evidencing fulfillment of each of such Sellers Conditions Precedent) to the Purchaser.

(ii)	The Purchaser and the Purchaser Parent undertake that they shall, on a best efforts basis, fulfill the Conditions Precedent stated in Part B of Schedule II to the satisfaction of the Seller 1 and Promoter (“Purchaser Conditions Precedent”) on or before the Long Stop Date and upon fulfillment of the Purchaser Conditions Precedent, the Purchaser shall confirm the fulfillment of the Purchaser Conditions Precedent in writing by issuing a notice (“Purchaser CP Fulfillment Notice”) (along with documents evidencing fulfillment of the Purchaser Conditions Precedent) to the Sellers.

(iii)	If any Party becomes aware of any event or circumstance that will or may prevent or delay any of the Conditions Precedent from being fulfilled, the relevant Party shall forthwith notify the other Party in writing of the same.

(iv)	Notwithstanding anything to the contrary contained in this Agreement:

(a)	If:
1.	any of the Sellers Conditions Precedent is not fulfilled (or waived by the Purchaser in terms hereof) on or prior to the Long Stop Date; and
2.	the Purchaser and the Purchaser Parent have fulfilled the Purchaser Conditions Precedent (or have been waived by the Promoter and Seller 1 in terms hereof) on or prior to the Long Stop Date,

then, the Long Stop Date may, at the sole discretion of the Purchaser, stand extended for an additional period of 2 (two) months from the date of expiry of the Long Stop Date (“Extended Seller CP Longstop Date”) and such Extended Seller CP Longstop Date shall be considered as Long Stop Date for the purposes of this Agreement (other than for this Clause 3.2(iv)(a));

(b)	If:
1.	the Purchaser Conditions Precedent is not fulfilled (or waived by the Seller 1 (insofar as Purchaser Condition Precedent paragraphs 1, 2, 4, 5, and 7 are concerned) in terms hereof, or waived by the Promoter (insofar as the Purchaser Condition Precedents at paragraphs 3 and 6 are concerned)in terms hereof) on or prior to the Long Stop Date; and
2.	the Sellers have fulfilled all the Sellers Conditions Precedent (or have been waived by the Purchaser in terms hereof) on or prior to the Long Stop Date,

then, the Long Stop Date may, at the sole discretion of the Seller 1, stand extended for an additional period of 2 (two) months from the date of expiry of the Long Stop Date (“Extended Purchaser CP Longstop Date”) and such Extended Purchaser CP Longstop Date shall be considered as Long Stop Date for the purposes of this Agreement (other than for this Clause 3.2(iv)(b));

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(c)	If any of the Conditions Precedent is not fulfilled (or waived in terms hereof) on or prior to the Long Stop Date (or on the Extended Seller CP Longstop Date or the Extended Purchaser CP Longstop Date, if and as applicable), unless agreed upon by the Parties in writing, this Agreement shall terminate automatically on the Long Stop Date (or on the Extended Seller CP Longstop Date or the Extended Purchaser CP Longstop Date, if and as applicable) and the Purchaser shall not be under any obligation to purchase the Sale Shares and/or the Second Tranche Sale Shares and the Sellers shall not be under any obligation to sell the Sale Shares and/or the Second Tranche Sale Shares. Upon termination of the Agreement as aforementioned, neither Party shall have any obligations or liabilities to the other Party.

4.	Closing date financials; Pre-Closing Covenants

4.1	Closing Date Financials

(a)	Within 5 (five) days after the issuance of the Sellers CP Fulfillment Notice or the Purchaser CP Fulfillment Notice, whichever is later, (unless otherwise in writing agreed by the Promoter, the Company, the Purchaser and Seller 1), the Company shall prepare the Closing Date Financials and Seller 1 shall provide Purchaser with the same, including the Estimated Working Capital and the Estimated Net Debt.

(b)	The Company shall prepare the Closing Date Financials in accordance with the accounting principles as set out in Schedule XII, and (ii) the Estimated Net Working Capital and the Estimated Net Debt in the format of the Proforma set out in out in Schedule XII.

(c)	Within 2 (two) Business Days from the date of receipt of the Closing Date Financials, the Parties shall ensure that Deloitte shall verify the Closing Date Financials, and deliver to the Seller 1, Purchaser and the Promoter the revisions to the Closing Date Financials, the Estimated Net Working Capital and Estimated Net Debt.

(d)	Seller 1, Purchaser and the Promoter shall, upon receipt of the documents from Deloitte as stated in Clause 4.1(c) above, work in good faith to agree and finalise the net debt that is expected as on the Closing Date (“Agreed Net Debt”) and the net working capital that is expected as on the Closing Date (“Agreed Net Working Capital”), which shall be binding on the Parties. It is clarified that in the event the Seller 1, Purchaser and Promoter fail to agree on the Agreed Net Debt and Agreed Net Working Capital within 5 (five) business days of receipt of the Estimated Net Working Capital and Estimated Net Debt in accordance with Clause 4.1 (c), the Estimated Net Working Capital and Estimated Net Debt computation shared by Deloitte shall be referred by the Parties to EY. The Parties shall ensure that EY shall within 15 (fifteen) Business Days from the date of delivery of the Closing Date Financials, verify the Closing Date Financials, and deliver to the Seller 1, Purchaser and the Promoter the revisions to the Closing Date Financials, the Estimated Net Working Capital and Estimated Net Debt which shall treated by the Parties as the final and binding “Agreed Net Working Capital” and “Agreed Net Debt” respectively. Costs of EY to be split equally between Seller 1 and Promoter on one hand and Purchaser on the other hand.

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(e)	The Parties hereby accept and acknowledge that they shall rely upon the Agreed Net Working Capital, and the Agreed Net Debt, as the case may be, for calculation of Sale Consideration.

4.2	During the period between the Execution Date and the Closing Date, the Sellers and the Company shall continue to operate the Group in the Ordinary Course of Business and shall not, except as expressly permitted or required by this Agreement or with the prior written consent of the Purchaser:

(i)	Amend or modify the Charter Documents of any Group Company;

(ii)	Make any change in its authorized capital stock or other issued equity interests or, directly or indirectly, acquire, redeem, issue, deliver, encumber, pledge, sell or otherwise dispose of any of its capital stock or other equity interests or securities convertible into, or exercisable or exchangeable for, any of its capital stock or other equity interests or authorize any such action in any Group Company other than in accordance with this Agreement;

(iii)	Cause any Group Company to incur any new Indebtedness other than in the ordinary course of business;

(iv)	Declare, set aside, make or pay any dividend or other distribution or return of capital (whether payable in cash, stock, property or a combination thereof) with respect to any of the equity interests of any Group Company;

(v)	Modify or amend in a manner materially adverse to the Company or its Affiliates, or terminate, or waive, release or assign any material rights or material claims under, any Material Contract, enter into any other contract that, if existing on the date of this Agreement, would be a Material Contract, in each case, except in the ordinary course of business;

(vi)	Cause any Group Company to voluntarily initiate and/or settle and/or compound any suits, litigation or arbitration (whether civil, criminal or administrative), in each case for an amount exceeding INR 1,000,000 (Rupees One million);

(vii)	Cause any Group Company to undertake any merger, amalgamation, divestment, acquisition of or sale of substantial assets, or any other similar form of restructuring;

(viii)	Register/ approve the transfer of any of the securities of the Group and create or take on record any charge or Encumbrance on any securities of the Group other than in accordance with this Agreement;

(ix)	Dissolution, voluntary winding-up or liquidation of any of the Group Companies;

(x)	Cause any Group Company to invest in or setup a new subsidiary, joint venture or associate company;

(xi)	Cause any Group Company to change its line of business or enter into any new line of business;

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(xii)	Take any action that would be inconsistent with the consummation of the transactions contemplated by this Agreement;

(xiii)	Any commitments or agreements to do any of the foregoing.

4.3	During the period between the Execution Date and the Closing Date, the Company shall provide the Purchaser with access to the personnel, assets, books and records of the Company (other than records of the patients of the Company) at reasonable hours in a manner that would ensure that there is no disruption of day to day business, upon reasonable prior notice by the Purchaser; provided that the right of the Purchaser pursuant to this Clause 4.3 shall be subject to legal and contractual confidentiality obligations applicable to the Company.

4.4	Exclusivity

(a)	Until the Long Stop Date or the Closing Date, whichever is later:

(i)	The Company and the Sellers shall not (and shall ensure that their Affiliates and/or representatives shall not):

(1)	enter into any discussion, whether preliminary or binding, with any Person in relation to (A) the sale or transfer of any interests in the Company (or its material assets or businesses) or (B) the Company entering into a business combination with any Person other than the Purchaser;
(2)	enter into any agreement with any Person which (A) binds the Company and/or the Sellers to sell, transfer or issue any shares of the Company or (B) binds the Company to enter into a business combination with any Person other than the Purchaser.

(ii)	The Purchaser shall not (and shall ensure that their representatives shall not):

(1)	enter into any discussion, whether preliminary or binding, with any Person in relation to (A) the acquisition or subscription of any securities of any Person (other than the purchase of the Sale Shares and Second Tranche Sale Shares under this Agreement) or (B) entering into a business combination with any Person other than the Company.
(2)	enter into any agreement with any Person which binds the Purchaser to (A) acquire or subscribe to any securities of any Person (other than the purchase of the Sale Shares and Second Tranche Sale Shares under this Agreement) or (B) enter into a business combination with any Person other than the Company.

(ii)	The Purchaser Parent shall not (and shall ensure that their representatives shall not):

(1)	enter into any discussion, whether preliminary or binding, with any Person in relation to (A) the acquisition or subscription of any securities of any Person (other than the purchase of the securities of the Purchaser) or (B) entering into a business combination with any Person other than the Purchaser.
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(2)	enter into any agreement with any Person which binds the Purchaser Parent to (A) acquire or subscribe to any securities of any Person (other than the securities of the Purchaser) or (B) enter into a business combination with any Person other than the Purchaser.
(3)	(A) submit any document to the Purchaser Parent’s shareholders for the purposes of acquisition or subscription by the Purchaser and/or the Purchaser Parent of any securities of any Person (other than the subscription of shares of the Purchaser and/or the purchase of Sale Shares and Second Tranche Sale Shares from the Sellers) or enter into a business combination with any Person other than the Purchaser and/or the Company; and (B) have any discussions with the Purchaser Parent’s shareholders in relation to acquisition or subscription by the Purchaser Parent of any securities of any Person (other than the subscription of shares of the Purchaser and/or purchase of Sale Shares and Second Tranche Sale Shares from the Sellers) or in relation to a business combination by the Purchaser and/or the Purchaser Parent with any Person other than the Purchaser and/or the Company.

4.5	Non-Compete and Non-Solicitation

(a)	From the date hereof until the expiration of 3 (three) years from the Closing Date the Management Sellers shall not, without the prior written consent of the Purchaser, directly or indirectly (including through their Relatives and Affiliates), whether as an employee, officer, investor, owner, partner, agent, shareholder, director, consultant, proprietor, business associate, representative or otherwise:

(i)	engage, promote, establish, market, become or be financially interested in, consult with or for, or associate in a business relationship with, any other person, business (or any component thereof), occupation, work, operation or any other activity, which engages in a business that is competitive with any Group Company;
(ii)	solicit the services, hire or retain any Person employed or engaged by any Group Company as an employee, contractor, consultant or service provider;
(iii)	solicit or otherwise encourage or call on, or attempt to solicit or otherwise encourage or call on, any customer, supplier, distributor, vendor, service provider or agent of any Group Company; or
(iv)	register or challenge any intellectual property rights owned, used or otherwise licensed by any Group Company.

The covenants as set out in this Clause 4.5 are considered fair and reasonable by the Management Sellers and is agreed by it to be necessary for the protection of the Company and the goodwill of the Company. If any of the restrictions contained in this Clause 4.5 is found to be unenforceable but would be valid if any part of it were deleted or the period or area of application amended, the restriction shall apply with such minimal modifications as may be necessary to make it valid and effective.

(b)	The Management Sellers hereby agree, acknowledge and confirms that:

(i)	there is substantial goodwill attached to the Group and its business, and by virtue of the sale of securities in the Company by the Sellers including the Management Sellers to the Purchaser, the benefit of the business of the
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Group (and the goodwill associated with such business) will stand transferred to the Purchaser; and

(ii)	the Purchaser shall be entitled to an interim injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the Management Sellers and/or its Affiliates from committing any violation of the covenants and obligations contained in Clause 4.5.

(c)	The provision of Clause 4.5(a)(i), Clause 4.5(a)(ii), Clause 4.5(a)(iii) and Clause 4.5 (b)(i) shall not apply to Dr. Bharathi Dhalla, Dr. Bobji Kettay and Mr. S. Sankaran.

4.6	Purchaser Parent Stockholders’ Meeting

The Purchaser Parent shall use reasonable best efforts to call and hold a meeting of Purchaser Parent’s stockholders (the “Purchaser Parent Stockholders’ Meeting”) for the purpose of seeking the Purchaser Parent Stockholder Approval following the mailing of the Proxy Statement to the Purchaser Parent’s stockholders. Purchaser Parent shall use reasonable best efforts to solicit proxies from its stockholders in favor of the approval and adoption this Agreement and shall take all other action reasonably necessary or advisable to secure the Purchaser Parent Stockholder Approval.

4.7	Preparation of SEC Documentation

(i)	As promptly as practicable after the execution of this Agreement, Purchaser Parent, assisted by the reasonable best efforts of Seller 1 and the Company, shall prepare and file with the SEC the Proxy Statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the Purchaser Parent Stockholders relating to the Purchaser Parent Stockholders’ Meeting. Each of Seller 1 and the Company shall furnish all information as may be reasonably requested by the Purchaser Parent (including but not limited to the Historical Financial Statements and the IFRS Financial Statements) in connection with the preparation, filing and distribution of the Proxy Statement. Purchaser Parent shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as of the record date for the Purchaser Parent Stockholders’ Meeting.

(ii)	If at any time prior to the Closing any information relating to Purchaser, the Purchaser Parent or the Company or any of their respective Affiliates, directors or officers, should be discovered by Purchaser, Purchaser Parent or the Company which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Purchaser Parent Stockholders.

(iii)	Purchaser Parent will advise the other Parties hereto promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and each party will promptly provide the other with copies of any written communication between it or any of its representatives, on the one hand, and the SEC, any state securities commission or their respective staffs, on the other hand, with
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respect to the Proxy Statement. Purchaser Parent, assisted by the reasonable best efforts of the Company, shall use its reasonable best efforts to resolve all such requests or comments with respect to the Proxy Statement as promptly as reasonably practicable after receipt thereof.

(iv)	Without limiting the generality of the foregoing, each of the Purchaser, the Purchaser Parent, the Sellers and the Company shall cooperate with each other in the preparation of each of the Proxy Statement and each of the Sellers and the Company shall furnish Purchaser with all information concerning it that Purchaser Parent deems necessary or advisable in connection with the preparation of the Proxy Statement.

(v)	Purchaser Parent shall notify the other Parties of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information.

4.8	Rights and obligations of the Company and the Sellers in relation to the SEC Documentation

(i)	The Purchaser and the Purchaser Parent hereby agree that none of the Sellers and/or the Company assume any responsibility and/or liability for any statements contained in, and/or any omissions in the Proxy Statement or any other document submitted with the SEC or any Governmental Authorities or any other Person (including the Purchaser Parent Stockholders), or any other error of the Purchaser and/or the Purchaser Parent in connection with the aforementioned, and the Purchaser and the Purchaser Parent undertake to, jointly and severally, indemnify the Company and/or the Sellers to the maximum extent permitted under applicable Law, against any loss, claim, damage, liability (including attorneys’ fees), cost or expense incurred, suffered or to be incurred or suffered by the Company and/or the Sellers arising out of or relating to any misstatements and omissions in relation to the Proxy Statement or any other document submitted with the SEC or any Governmental Authorities or any other Person (including the Purchaser Parent Stockholders).

(ii)	In the event any of the Company and/or the Sellers receive any notice of any claim in relation to the aforementioned, the Company and/or the Sellers shall have to, at the sole cost and risk of the Purchaser and/or the Purchaser Parent, defend and/or settle such claim at its sole discretion. The Purchaser and the Purchaser Parent agree that any claim made by the Company and/or the Sellers pursuant to this Clause 4.8 shall be paid by the Purchaser and/or the Purchaser Parent within 10 (ten) Business Days from the date of such demand from the Company and/or the Sellers.

(iii)	Notwithstanding anything contained in Clauses 4.8(i) and (ii) above, but subject to Clause 7 below, the Sellers shall be responsible and liable for breach of their representations and warranties contained in this Agreement, and/or for any false or misleading statement in any written responses by the Company, Sellers and/or their advisors to the requisitions in relation to any Group Company made by the Purchaser, Purchaser Parent and/or their advisors for purposes of the Proxy Statement or any clarifications sought by the SEC.

4.9	Claims Against the Trust Account

(i)	Notwithstanding any other provision contained in this Agreement, the Company and the Sellers agree that they (individually or collectively) do not now have, and shall not
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at any time prior to the Closing have, any claim to, or make any claim against, the Trust Account or the public stockholders of the Purchaser Parent, regardless of whether such claim arises as a result of, in connection with or relating in any way to (a) the business relationship between any of the Company, the Sellers or the Purchaser (or the Purchaser Parent), (b) this Agreement or (c) any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to as the “Trust Claims”).

(ii)	In the event that the Company or the Sellers commences any action based upon, in connection with, relating to or arising out of any matter relating to the Purchaser and/or the Purchaser Parent, which proceeding seeks, in whole or in part, relief against the Trust Account or the public stockholders of Purchaser Parent, the Purchaser and/or the Purchaser Parent shall be entitled to recover from the Company or the Sellers, as applicable, the associated legal fees and costs in connection with any such action, in the event the Purchaser and/or the Purchaser Parent prevails in such action or proceeding. Notwithstanding any other provision contained in this Agreement, each of the Company and the Sellers hereby irrevocably waives, on its behalf and on behalf of their subsidiaries, any Trust Claims it may have, now or in the future, and will not seek recourse against the Trust Account or any of the public stockholders of the Purchaser Parent.

4.10	The Promoter shall cause the Company to comply with the Allopathic Private Medical Care Establishments (Registration and Regulation) Rules 2007 in respect of the transaction contemplated under this Agreement.

5.	CLOSING

5.1	Upon the finalisation of the Agreed Net Debt, the Agreed Net Working Capital and the Updated Schedule V, the Parties shall undertake Closing on the Closing Date.

5.2	At least 3 (three) Business Days prior to the Closing Date, the Updated Schedule V shall have been finalised in agreed form.

5.3	On the Closing Date, the actions as stipulated in Schedule III hereof, shall be undertaken by the Parties (“Closing”).

5.4	The Parties shall undertake best efforts to complete all actions contemplated under Clause 5.2, on the scheduled Closing Date. However, even if any such actions take additional time, the scheduled Closing Date shall continue to be deemed to be the Closing Date for the purposes of this Agreement.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Each Seller represents and warrants, severally and not jointly, that each of the representations, warranties and statements contained in Paragraphs 1 to 11 of Part A of Schedule IV (the “Seller Fundamental Warranties”) to the extent the Seller Fundamental Warranty pertains to itself, is true and correct as of the Execution Date and shall be true and correct on and as of the Closing Date.

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6.2	The Promoter and the Seller 1 represent and warrant, severally and not jointly, that each of the representations, warranties and statements contained in Part B of Schedule IV (the “Company Representations and Warranties”) is true and correct as of the Execution Date and shall be true and correct on and as of the Closing Date.

6.3	Subject to the Disclosures, the Promoter and Seller 1 represent and warrant, severally and not jointly, that each of the representations, warranties and statements contained in Part C of Schedule IV (the “Business Representations and Warranties”) is true and correct as of the Execution Date and shall be true and correct on and as of the Closing Date.

6.4	Each Tax Warrantor represents and warrants, severally and not jointly, that each of the representations, warranties and statements contained in Paragraphs 12 and 13 of Part A of Schedule IV (“Seller Tax Warranties”) is true and correct as of the Execution Date and shall be true and correct on and as of the Closing Date.

6.5	The Purchaser and the Purchaser Parent represent and warrant, severally and not jointly, to the Company and the Sellers that each of the representations, warranties and statements in relation to the Purchaser and the Purchaser Parent contained in Part D of Schedule IV is true and correct as of the Execution Date and shall be true and correct on and as of the Closing Date.

6.6	Each of the Representations and Warranties shall be separate and independent and shall not be limited by reference or inference to any other Representation and Warranty or by any other provision of this Agreement, other than the Disclosures.

6.7	Except as set forth in Clause 8, the Parties agree and undertake that all the Representations and Warranties (other than the Fundamental Warranty and the Seller Tax Warranties) are qualified by the facts, matters, circumstances and liabilities contained in the Disclosures and the Sellers and/or the Company are not liable for any claim to the extent that such claim is based on any such fact, matter or circumstance or liability contained in the Disclosures.

6.8	Apart from the Representations and Warranties, no other representations and warranties whether in respect of the Sellers and/or the Company or the business or assets of the Company are being given by the Sellers and/or the Company and, no such representations or warranties shall be deemed to be incorporated or implied under this Agreement.

6.9	The Parties agree that the Disclosure Schedule issued on the Execution Date may be updated on the Closing Date, provided however that such updates to the Disclosure Schedule shall only relate to events between the Execution Date and the Closing Date, and shall qualify the Representations and Warranties as of the Closing Date only. If any Disclosure made in the Updated Disclosure Schedule is of an event which has a Material Adverse Effect, then the Purchaser shall be entitled to forthwith by giving a notice no later than on the Closing Date, terminate this Agreement and shall not be required to undertake Closing on the Closing Date. Notwithstanding anything to the contrary contained in this Agreement, any statement in the Disclosure Schedule and/or the Updated Disclosure Schedule shall not qualify any Fundamental Warranty and/or any Seller Tax Warranty. The Company and the Sellers shall deliver the Updated Disclosure Schedule to the Purchaser no less than 5 (five) Business Days prior to the Closing Date.

6.10	For the purposes of this Agreement, each reference to the Company in the Seller Representations and Warranties, the Company Representations and Warranties and the Business Representations and Warranties shall also be deemed to be a reference to of each of its Group Companies (unless repugnant to the context).
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6.11	Save and except as disclosed in the Disclosure Schedule and the Updated Disclosure Schedule, no information relating to the Sellers, the Company, and or the Business, of which the Purchaser has knowledge (actual or constructive), and no investigation by or on behalf of the Purchaser or any of its agents, representatives, officers, employees or advisers, shall prejudice any claim made by Purchaser, including under Clause 7 below, or operate to reduce any amount recoverable thereunder. It shall not be a defence to any claim against the Indemnifying Parties that the Purchaser knew or ought to have known or had constructive knowledge of any information relating to the circumstances giving rise to such claim.

6.12	Subject to the disclosures in the Disclosure Schedule and/or the Updated Disclosure Schedule, the Business Representations and Warranties shall not be in any manner limited by any information disclosed or made available to or received by Purchaser or any representative(s) of the Purchaser.

6.13	The Seller Representations and Warranties and the Company Representations and Warranties shall not be in any manner limited by any information disclosed or made available to or received by Purchaser or any representative(s) of the Purchaser.

7.	INDEMNITY

7.1	Indemnity

(i)	On and from the completion of Closing on the Closing Date: (A)the Sellers hereby, severally but not jointly, agree, subject to the terms and conditions of this Clause 7, to indemnify, defend and hold harmless the Indemnified Parties from and against any and all Losses suffered, incurred or paid by the Purchaser which arise out of or result from any misrepresentation in, inaccuracy in or breach of the Seller Fundamental Warranties; and (B) the Promoter and the Seller 1 hereby, severally but not jointly, agree, subject to the terms and conditions of this Clause 7, to indemnify, defend and hold harmless the Indemnified Parties from and against any and all Losses suffered, incurred or paid by the Indemnified Parties which arise out of or result from any misrepresentation in, inaccuracy in or breach of the Company Fundamental Representations and Warranties.

(ii)	On and from the completion of Closing on the Closing Date, the Promoter and the Seller 1 hereby, severally but not jointly, agree, subject to the terms and conditions of this Clause 7, to indemnify, defend and hold harmless the Indemnified Parties from and against any and all Losses suffered, incurred or paid by the Indemnified Parties which arise out of or result from any misrepresentation in, inaccuracy in or breach of the Business Representations and Warranties and/or Company Representations and Warranties (other than the Company Fundamental Representations and Warranties).

(iii)	On and from the completion of Closing on the Closing Date, each Tax Warrantor hereby, severally and not jointly, agrees, subject to the terms and conditions of this Clause 7, to indemnify, defend and hold harmless the Purchaser, from and against any and all Losses suffered, incurred or paid by the Purchaser which arises out of or result from (A) any misrepresentation in, inaccuracy in or breach of the Seller Tax Warranties, and/or (B) any Transaction Tax payable in India under the IT Act on any gains or profits earned by such Tax Warrantor in connection with the sale of the Sale Shares by such Tax Warrantor to the Purchaser (“Tax Indemnity Obligation”).
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(iv)	On and from the completion of the Closing on the Closing Date, the Promoter and the Seller 1 hereby, severally and not jointly, agree, subject to the terms and conditions of this Clause 7, to indemnify, defend and hold harmless the Indemnified Parties from and against any and all Losses suffered, incurred or paid by the Indemnified Parties which arise out of or result from such matters as are set out in Schedule XIII(each such matter, a “Specific Indemnity Matter”).

7.2	Indemnification Obligation - Third Party Claims

(i)	If a claim is made by any Person that is not an Indemnified Party (“Third Party”) against the Indemnified Party with respect to which the Indemnified Party seeks to claim indemnity under Clause 7 (“Third Party Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of the Third Party Claim, and inform the Indemnifying Party setting out full details of the Third Party Claim (including the grounds on which such claim is based, the amount claimed to be payable in respect thereof and the basis of calculation in respect of such amount), to the extent practicably and reasonably available in the circumstances along with the relevant documents (“Third Party Claim Notice”).

(ii)	Within 10 (ten) Business Days of receipt of the Third Party Claim Notice by the Indemnifying Party, the authorised representatives of the Indemnifying Party and the Indemnified Party shall meet to determine the possible course of action with respect to the Third Party Claim stated in the Third Party Claim Notice.

(iii)	The Indemnifying Party and the Indemnified Party shall pursue the aforesaid possible course of action as agreed by the Indemnifying Party and the Indemnified Party.

(iv)	If the Indemnifying Party and the Indemnified Party are unable to agree on a course of action within 20 (twenty) Business Days of receipt of the Third Party Claim Notice by the Indemnifying Party then, within 10 (ten) Business Days of the expiry of such 20 (twenty) Business Days, the Indemnified Party will take all reasonable efforts to defend such Third Party Claim stated in the Third Party Claim Notice.

(v)	In the event the Indemnified Party is required to pay any amount to a Third Party pursuant to a Third Party Claim including pursuant to applicable Law or any notice or communication received from a Government Authority, then, the Indemnified Party shall be entitled to serve a notice on the Indemnifying Party for re-imbursement of such Loss (“Third Party Claim Loss Notice”). Subject to the provisions of this Clause 7, within 10 (ten) Business Days of the receipt of the Third Party Claim Loss Notice, the Indemnifying Party will reimburse the Loss stated in the Third Party Claim Loss Notice.

(vi)	In the event, due to unreasonable delay in issuance of the Third Party Claim Notice, the liability towards any Third Party Claim increases or an Indemnifying Party loses its ability to reduce the liability pertaining to the Third Party Claim, then the Indemnifying Party shall not be liable to an Indemnified Party under this Clause 7 (or otherwise) for such increased loss or to the extent the liability to a Third Party Claim is not reduced to the extent such increase in loss or inability to reduce the loss is solely attributable to the delay in issuance of the Third Party Claim Notice.
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7.3	Indemnification Obligation Non-Third Party Claims

(a)	Any claim, other than due to the Third Party Claim may be made by the Indemnified Party against the Indemnifying Party by a notice in writing to the Indemnifying Party (“the Non-Third Party Claim Notice”). The Non-Third Party Claim Notice shall specify, in detail, along with documentary evidence, to the extent practicably and reasonably available in the circumstances, the indemnity amount claimed from the Indemnifying Party and the circumstances that give rise to the claim stated in the Non-Third Party Claim Notice.

(b)	Subject to the provisions of this Clause 7, within 10 (ten) Business Days of the receipt of the Non-Third Party Claim Notice, the Indemnifying Party shall accept or dispute the claim raised, in full or in part, by the Indemnified Party under the Non-Third Party Claim Notice and make the payments in relation to such accepted and undisputed indemnity claims within 15 (fifteen) Business Days of such acceptance by the Indemnifying Party of the indemnity claim made under the Non-Third Party Claim Notice.

(c)	In the event the indemnity claim is disputed by the Indemnifying Party, the Indemnifying Party shall provide written notice to the Indemnified Party that the Indemnifying Party disputes such claim for indemnification (which notice shall specify in reasonable detail the reason(s) for such dispute). In the event of a disputed claim for indemnification the obligation of the Indemnifying Party to indemnify the Indemnified Party pursuant to this Clause 7 shall arise upon the final determination of the indemnity claim in accordance with Clause 10 of this Agreement.

7.4	Indemnification Obligations Liability Limits

(a)	In respect of a breach (other than a breach as a result of fraud) of any Seller Representation and Warranties, the Business Representation and Warranties and the Company Representation and Warranties, the Indemnified Party’s rights under Clause 7 of this Agreement are its sole and exclusive monetary rights and remedies, and the Indemnified Party unconditionally and irrevocably, disclaims, repudiates and/or waives its rights to any other monetary reliefs including its right to suit for damages. Provided however that the indemnification rights of an Indemnified Party under this Agreement are independent of, and in addition to, such other rights and remedies that the Indemnified Party may have at applicable Law or in equity or otherwise, to seek (non-monetary) reliefs, including specific performance, rescission, restitution or other injunctive relief.

(b)	No claim shall lie against any breach of this Agreement to the extent that within 30 (thirty) days following receipt of notification thereof, the matter giving rise to such claim shall be remedied to the satisfaction of Purchaser, in its sole discretion.

(c)	The Indemnifying Party shall not be under any liability in respect of any claim under Clause 7.1 (ii) and/or Clause 7.1(iv) and any such claim shall be wholly barred and unenforceable unless the Third Party Claim Notice or the Non-Third Party Claim Notice (as applicable) has been received by the Indemnifying Party and such notice is served upon the Indemnifying Party by the Indemnified Party not later than 5.00 p.m. (IST) on June 30, 2019 (other than the indemnity in relation to the IT Investigation, which shall be as per Clause 8 below and the indemnity in relation to the Tax Indemnity
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Obligation, which shall be as per Clause 7.4(d) below).For removal of doubts, it is clarified that if any claims have been initiated in terms of Clause 7.1(ii) or 7.1(iv) within the time period specified in this Clause 7.4(c), then the indemnity period for such claims shall have been deemed to have been extended until the full and final resolution of such claims.

(d)	The Indemnifying Party shall not be under any liability in respect of any claim under Clause 7.1 (iii) and any such claim shall be wholly barred and unenforceable unless the Third Party Claim Notice or the Non-Third Party Claim Notice (as applicable) has been received by the Indemnifying Party and such notice is served upon the Indemnifying Party by the Indemnified Party prior to the expiry of 7 (seven) years and 1 (one) month commencing from April 1, 2019. For removal of doubts, it being clarified that if any Tax Proceedings are initiated within the time period specified in this Clause 7.4(d), then the Indemnified Party shall not be restricted from making a claim under Clause 7.1(iii), provided however that the payment of such claim shall only trigger once the liability arising in relation to such Tax Proceedings gets crystallized.

(e)	The Indemnifying Party shall not be under any liability:

(i)	For any incident of Loss, which individually, does not result in Loss to the Indemnified Party of INR 1,000,000 (Rupees one million) or more; and

(ii)	Until the liability in respect of Losses (not being a claim for which liability is excluded under (a) above) when aggregated with all the other Losses to the Indemnified Party shall exceed INR 10,000,000 (Rupees ten million).

(f)	The aggregate liability of an Indemnifying Party in respect of all claims under Clause 7.1(i) shall not exceed an amount equivalent to 100% (one hundred percent) of the amounts received by such Indemnifying Party for the sale of the portion of the Sale Shares by such Indemnifying Party to the Purchaser under this Agreement.

(g)	The aggregate liability of the Indemnifying Parties in respect of all claims under Clause 7.1 (ii) (other than the indemnity in relation to the IT Investigation, which shall be as per Clause 8 below and the indemnity in relation to the Tax Indemnity Obligation, which shall be as per Clause 7.4(h) below) shall not exceed the amounts which can be recovered by the Purchaser from the General AIA in the manner specified in Clause 8 herein.

(h)	The aggregate liability of each Tax Warrantor in respect of all claims under Clause 7.1 (iii) shall not exceed 3 (three) times the amount of capital gains tax on the sale of the portion of the Sale Shares being sold by such Tax Warrantor (without assuming any tax treaty benefits).

(i)	The Indemnified Party shall (and shall procure that the Company shall) use all reasonable efforts to take such steps that are in their control and as may be prudent to avoid or mitigate any loss or liability suffered or incurred by the Indemnified Party in relation to any actual or potential claim.

(j)	The Indemnifying Party shall not be liable for any forward looking statements, including any projections made by or on behalf of the Sellers and/or the Group. Other than financial information pertaining to the Group (which is not in nature of forward
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looking statements or projections) contained in the information memorandum dated June 2018, the Indemnifying Party shall not be liable for any statements contained in any information memorandum provided to the Purchaser. The Indemnifying Party shall also not be liable for any information about the competition, industry and regulatory aspects relating to the industry the Company is in.

(k)	The Indemnifying Party shall not be under any liability in respect of any claim to the extent that:

(i)	Subject to Clause 7.4(k):(A) the claim or the events giving rise to the claim would not have arisen but for an act, omission or transaction of a Group Company (including, without limitation, any admission of liability by any Group Company) post the Closing Date, which directly resulted in the claim, or which an Indemnified Party requested or consented to in writing; (B) the claim or the events giving rise to the claim would not have arisen but for an act, omission or transaction of the Purchaser or Purchaser Parent (including, without limitation, any admission of liability by Purchaser or Purchaser Parent), which directly resulted in the claim, or which an Indemnified Party requested or consented to in writing;

(ii)	Subject to Clause 7.4(k), the Indemnified Party accepts, concedes or settles a claim arising from any Litigation or raised by any Governmental Authority without the express written consent of the Indemnifying Party. Such consent shall be provided promptly and shall not be unreasonably delayed or withheld by the Indemnifying Party;

(iii)	The claim is based upon a liability which is contingent only, unless and until such contingent liability (or portion thereof) becomes an actual liability. Provided however that nothing in this Clause 7.4 (j) (iii) shall restrict an Indemnified Party from making a claim for any contingent liability, provided however that the payment of such claim shall only trigger once the contingent liability (or portion thereof) becomes an actual liability;

(iv)	Except in relation to the Specific Indemnity Matters and the Tax Indemnity Obligation, the claim occurs wholly or partly out of or the amount thereof is increased as a result of, any increase in the rates of taxation made after the Closing Date or any change in Law, occurring in each case after the Closing Date hereof;

(v)	The same Loss has been previously completely recovered by the Indemnified Party. For removal of doubts it being clarified that if a Loss is recovered from one Indemnifying Party, the said Indemnifying Party shall not be liable in respect of the same Loss to the other Indemnified Parties;

(vi)	The loss or damage giving rise to the claim is recovered by the Indemnified Party under any policy of insurance; or

(vii)	Except in connection to a Specific Indemnity or indemnity in terms of Clause 7.1(i) the information pertaining to that Loss has been disclosed in the Disclosure Schedule.

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(l)	Notwithstanding anything contained in Clause 7.4, in case of any claim or Litigation by any Governmental Authority which could cause: (i) reputational harm on any Group Company, and/or (ii) disruption of the business of any Group Company (hereinafter referred to as “Government Litigation”); the Indemnified Party shall be entitled to freely accept, concede or settle such Government Litigation without any consent from any Indemnifying Party. For the avoidance of doubt, the Indemnifying Parties hereby agree and undertake that they will not dispute or challenge any such acceptance, conceding or settlement of any Government Litigation by the Indemnified Party. It is clarified that the acceptance, conceding or settlement of any Government Litigation by the Indemnified Party shall not prejudice the right of the Indemnifying Parties to dispute whether such Government Litigation arises out of Specific Indemnity Matters and/or any breach of Representations and Warranties.

(m)	The right of Indemnified Parties to make a Claim against an Indemnifying Party in respect of Losses arising from or relating to a breach of the Fundamental Warranties shall continue in perpetuity, subject to the limitation of liability set out in Clause 7.4.

7.5	Other Matters in connection with Indemnity Claims

(a)	To the extent the payment by the Indemnifying Party of any indemnification payment pursuant to the provisions of this Clause 7 (Indemnity) shall be subject to receipt of approvals from any Governmental Authority, the Indemnifying Party shall be obligated to make the application to procure all such approvals and take all steps required to promptly obtain the same.

(b)	The Indemnifying Party acknowledge and agree that any payments to be made pursuant to this Clause 7 are not in the nature of a penalty but merely reasonable compensation for the Loss that would be suffered, and therefore, the Indemnifying Party waive all rights to raise any claim or defense that such payments are in the nature of a penalty and undertake that they will not raise any such claim or defense.

(c)	The Parties acknowledge that any Loss suffered by any Group Company would, on account of the Purchaser’s substantial ownership of the Company upon the Closing, result in a Loss to the Purchaser.

(d)	An Indemnifying Party shall have unrestricted rights to assign its rights under this Clause 7 to any Person, including the right to nominate a Person to receive any amounts due under this Clause 7 on its behalf.

(e)	It is hereby clarified that the Purchaser has the right to set-off any indemnity payments payable to any Indemnified Party pursuant to Clause 7.1(ii), against the amounts owed to Seller 1 and the Promoter by the Purchaser under Clause 8.2(c) (including by reducing the SBLC–General to the extent of such amounts).

8.	SBLC aND PAYMENT OF deferred CONSIDERATION

8.1	On the Closing Date, the Purchaser shall provide:

(a)	Each of the Seller 1, Seller 3 and the Promoter a standby letter of credit from any of the Identified Banks for an amount equal to the Tax AIA to secure its payment obligations contained in 8.2 (a), which shall be issued in an agreed form (“SBLC– Tax”);
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(b)	Each of the Promoter and Seller 1, a standby letter of credit from an Identified Bank for an amount equal to the Receivables AIA to secure its payment obligations contained in 8.2 (b), which shall be issued in an agreed form (“SBLC – Receivables”); and
(c)	Each of the Promoter and Seller 1 a separate standby letter of credit from an Identified Bank for an amount equal to their relevant proportion of the General AIA (as set out in the Updated Schedule V) to secure its payment obligations contained in 8.2 (c), which shall be issued in an agreed form (each, “SBLC – General”).

(the SBLC– Tax, SBLC– General and SBLC– Receivables collectively the “SBLCs”).

8.2	The Deferred Consideration shall be paid out in the following manner:

(a)	Tax AIA

(i)	The Company is currently subject to the IT Investigation. Notwithstanding anything to the contrary contained herein (including Clause 7.2 herein), it is hereby agreed by the Purchaser and the Company that the defence, negotiation, settlement and/or compromise of the IT Investigation shall be undertaken by the Company in consultations with the Seller 1 and the Promoter, which shall include consultations to determine how and when to seek the closure of the IT Investigation. The Company, in consultations with Seller 1 and Promoter, shall obtain a final order / demand setting out the total sum payable to the Tax Authorities arising out of the IT Investigation (“IT Investigation Demand”).

(ii)	Once the IT Investigation Demand is issued by the Tax Authorities in accordance with the provisions of the IT Act, the Company shall calculate an amount equivalent to the difference between the Tax AIA and the IT Investigation Demand (“Excess Tax AIA”) and communicate the same to the Promoter, Seller 1 and Seller 3 within 5 (five) Business Days of the receipt of such IT Investigation Demand. If Seller 1 disagrees with the calculation of the Excess Tax AIA computed by the Company, the Seller 1 shall inform the Purchaser and the Company of such disagreement within 5 (Five) Business Days from the date of receipt by the Seller 1 of the Excess Tax AIA computation from the Company and in such an event, the Approved Expert shall be appointed to compute and certify the Excess Tax AIA amount. The Purchaser, Seller 1 and Promoter shall ensure that the Approved Expert shall within 15 (fifteen) Business Days from the date of appointment, determine the Excess Tax AIA and deliver it to the Seller 1, Purchaser and the Promoter, which shall be considered as the final and binding Excess Tax AIA. The Company and Purchaser shall cooperate and provide the Approved Expert with all information required to certify the Recovered Amount. The costs of the Approved Expert shall be borne by the disputing parties in proportion of the Tax AIA as set out in Updated Schedule V.

(iii)	Within 5 (five) Business Days of determination of the Excess Tax AIA in terms of Clause 8.2 (a) (ii), the Seller 1 shall issue a notice to the Purchaser with a copy to the Promoter and Seller 3 (“Tax Notice”), directing the Purchaser to pay an amount equivalent to the Excess Tax AIA to the Seller 1, Seller 3 and the Promoter in the ratio identified in Updated Schedule V (“Seller 1 Tax Amount” “Seller 3 Tax Amount” and the “Promoter Tax Amount”, respectively). The computation of Excess Tax AIA provided by the CFO of the Company or, if applicable, the Approved Expert shall be attached to the Tax Notice.
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(iv)	The Purchaser shall, within 5 (five) Business Days from the date of receipt of the Tax Notice: (i) remit the Seller 1 Tax Amount to the Seller 1, (ii) remit the Seller 3 Tax Amount to Seller 3, and (ii) remit the Promoter Tax Amount to the Promoter; and simultaneously with the Purchaser sharing the irrevocable remittance instructions of such remittances, Seller 1, Seller 3 and the Promoter shall deliver to the Purchaser signed instructions to cancel the SBLC – Tax, in the agreed form. On delivery of such instructions, the Purchaser may communicate with the Identified Bank and cancel the SBLC – Tax and Seller 1, Seller 3 and Promoter shall provide all reasonable co-operation to ensure that the SBLC – Tax is cancelled.

(v)	In the event the Seller 1, Seller 3 and/or the Promoter do not receive irrevocable remittance instructions pertaining to the Seller 1 Tax Amount, Seller 3 Tax Amount and/or the Promoter Tax Amount within 5 (five) Business Days from the date of the receipt of the Tax Notice, Seller 1, Seller 3 and/or the Promoter (as the case may be) shall be entitled to invoke the SBLC – Tax within 10 (ten) Business Days thereof, to the extent of the unpaid Seller 1 Tax Amount, Seller 3 Tax Amount or the Promoter Tax Amount (as the case may be).

(vi)	In the event, the portion of the Tax AIA attributable to the Promoter as set out in the Updated Schedule V (“Promoter Tax AIA”) (or any part of it) is required, due to any Applicable Laws, to be paid to the Promoter prior to the receipt of IT Investigation Demand, then: (a) at least 4 (four) months prior to the last date under Applicable Laws by which such amount is required to be paid (“Last Payment Date”), the Promoter shall apply to the RBI seeking an extension of the period for the payment of such amount, and diligently pursue such application; and (b) if an approval from the RBI is not obtained at least 2 (two) months prior to the Last Payment Date, the Promoter and the Purchaser shall prior to the Last Payment Date necessarily agree on suitable escrow arrangements for the deposit and release of such amounts or such other mechanism as may be agreed between Promoter and the Purchaser, such that the commercial intent of the Parties under this Clause 8.2(a) is given effect to. For the avoidance of doubt, the cost of the obtaining the aforementioned approval from the RBI and/or the escrow arrangement or any alternate arrangement shall be borne solely by the Promoter. Promoter and Purchaser 1 shall co-operate with each other to ensure that the RBI approval is obtained.

(b)	Receivables AIA

(i)	As on June 30, 2018, the receivables of the Company which have aged for more than 1 (one) year are stated in Schedule IX (“Receivables”).

(ii)	The Company shall use commercially reasonable efforts to recover the Receivables. The Company shall, on or before April 8, 2019, specify to the Sellers the gross amount recovered by the Company from the Receivables
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(“Recovered Amount”) as on March 31, 2019. If Seller 1disagrees with the Recovered Amount computed by the Company, Seller 1 shall inform the Purchaser, Promoter and the Company of such disagreement within 5 (Five) Business Days from the date of receipt by the Seller 1 of the Recovered Amount computation from the Company and in such an event, the Approved Expert shall be appointed to compute and certify the gross amount recovered by the Company from the Receivables. The Purchaser, Seller 1 and Promoter shall ensure that the Approved Expert shall within 15 (fifteen) Business Days from the date of appointment, determine the Recovered Amount and deliver its computation to the Seller 1, Purchaser and the Promoter the Recovered Amount and Recovered Amount shall be considered as the final and binding. The Company and Purchaser shall cooperate and provide the Approved Expert with all information required to certify the Recovered Amount. The costs of the Approved Expert shall be borne by the disputing parties in proportion of the Receivables AIA as set out in Updated Schedule V.

(iii)	Within 5 (five) Business Days of determination of the Recovered Amount in terms of Clause 8.2 (b) (ii), the Seller 1 shall issue a notice to the Purchaser with a copy to the Promoter (“Receivables Notice”), directing the Purchaser to pay an amount equivalent to the Recovered Amount to the Seller 1 and the Promoter in the ratio identified in Updated Schedule V (“Seller 1 Receivable Amount” and the “Promoter Receivable Amount”, respectively). The computation of Recovered Amount provided by the CFO of the Company or, if applicable, the Approved Expert shall be attached to the Receivables Notice.

(iv)	The Purchaser shall, within 5 (five) Business Days from the date of receipt of the Receivables Notice: (i) remit the Seller 1 Receivable Amount to the Seller 1, and (ii) remit the Promoter Receivable Amount to the Promoter; and simultaneously with the Purchaser sharing the irrevocable remittance instructions of such remittances, the Seller 1 and the Promoter shall deliver to the Purchaser signed instructions to cancel the SBLC – Receivables, in the agreed form. On delivery of such instructions, the Purchaser may communicate with the Identified Bank and cancel the SBLC – Receivables and the Seller 1 and Promoter shall provide all reasonable co-operation to ensure that the SBLC – Receivables is cancelled.

(v)	In the event the Seller 1 and/or the Promoter do not receive the irrevocable remittance instructions pertaining to the Seller 1 Receivable Amount and/or the Promoter Receivable Amount within 5 (five) Business Days from the date of the receipt of the Receivables Notice, Seller 1 and/or the Promoter (as the case may be) shall be entitled to invoke the SBLC - Receivables within 10 (ten) Business Days thereof, to the extent of the unpaid Seller 1 Receivable Amount or the Promoter Receivable Amount (as the case may be).

(vi)	Notwithstanding anything to the contrary contained above, if the Company does not notify the Seller 1 and the Promoter of the Recovered Amount by April 8, 2019, then Seller 1 shall be entitled to issue a notice to the Identified Bank (“Receivables Notice-2”), and the Identified Bank shall pay to the Seller 1 and the Promoter, the entire Receivables AIA in the proportion specified in the Updated Schedule V, as full and final settlement for any outstanding amounts under this Clause 8.2(b).
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(c)	Indemnity Claims

(i)	On or before July 7, 2019, the Indemnified Parties and Seller 1 shall share details of all indemnity claims under Clause 7 with the Company. The Company shall, on or before July 15, 2019, issue a notice to the Purchaser and Seller 1 (“General AIA Notice”), which notice shall contain: (A) the indemnity amounts claimed by the Indemnified Parties (“Claim”), (B) the amount of Claims accepted by the Seller 1 but unpaid to the Purchaser (“Accepted Claim Amount”), (C) the amount of Claims disputed by the Seller 1 (“Disputed Claim Amount”). The General AIA Notice shall also set out the amount equivalent to the General AIA (to the extent applicable to the Seller 1 as set out in the Updated Schedule V) less any Accepted Claim Amount less any Disputed Claim Amount (“Excess General AIA”).The requisite documents evidencing the Claim, Accepted Claim Amount and Disputed Claim Amount shall be attached to the General AIA Notice.

(ii)	Within 5 (five) Business Days of determination of the Excess General AIA in terms of Clause 8.2 (c) (ii), the Seller 1 shall issue a notice to the Purchaser (“Indemnity Notice”), directing the Purchaser to pay an amount equivalent to the Excess General AIA to the Seller 1 (“Indemnity Payment Amount”). The computation of Excess General AIA provided by the CFO of the Company shall be attached to the Indemnity Notice.

(iii)	The Purchaser shall, within 5 (five) Business Days from the date of receipt of the Indemnity Notice remit the Indemnity Payment Amount to the Seller 1and simultaneously with the Purchaser sharing the irrevocable remittance instructions of such remittance, the Seller 1 shall deliver to the Purchaser signed instructions to reduce the limits of the SBLC – General to the extent of such remittance, in the agreed form. On delivery of such instructions, the Purchaser may communicate with the Identified Bank and reduce the limits of the SBLC – General to the extent of such remittances and the Seller 1 and Promoter shall provide all reasonable co-operation to ensure that the limits of the SBLC – General is reduced to the extent of such remittance.

(iv)	In the event the Seller 1 does not receive the irrevocable remittance instructions pertaining to the Indemnity Payment Amount within 5 (five) Business Days from the date of the receipt of the Indemnity Notice, Seller 1 shall be entitled to invoke the SBLC – General within 10 (ten) Business Days thereof, to the extent of the unpaid Indemnity Payment Amount.

(v)	If the General AIA Notice specifies the existence of a Disputed Claim, then the Purchaser shall ensure that the Identified Bank shall continue to automatically roll over the SBLC – General to the extent of such Disputed Claim, till the earlier of the following:

(A)	The Seller 1 and the Purchaser shall jointly issue a notice to the Identified Bank (“Joint Notice”), and the Identified Bank shall, upon receipt of the Joint Notice, (i) pay to the Seller 1, the amounts, if so stated in the Joint Notice and/or (ii) cancel the SBLC - General, if so stated in the Joint Notice.
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(B)	The Seller 1 shall issue a notice to the Purchaser (“Indemnifying Party Notice”), which Indemnifying Party Notice shall contain an award passed by the sole arbitrator appointed under Clause 10 of this Agreement (“Award”), directing the payment of amounts to the Seller 1. If within 10 (ten) Business Days from the date of receipt of the Indemnifying Party Notice, the Seller 1 has not been provided with irrevocable remittance instructions for amounts specified in the Award to the Seller 1, Seller 1 may invoke the SBLC – General to the extent of such amounts set out in the Award within 15 (fifteen) Business Days of the receipt of the Indemnifying Party Notice by the Purchaser.

(C)	The Purchaser shall issue a notice to the Seller 1 (“Purchaser Notice”), which Purchaser Notice shall contain the Award, directing that no amounts are payable to the Seller 1. On delivery of such Purchaser Notice, the Purchaser may communicate with the Identified Bank and reduce the limits of the SBLC – General to the extent of the amounts set out in the Award, and the Seller 1 shall provide all reasonable co-operation to ensure that the SBLC – General limits is reduced by such amounts.

(vi)	The provisions of Clause 8.2 (c) (i) to Clause 8.2 (c) (v) shall apply mutatis mutandis to the SBLC – General issued for the benefit of the Promoter and the payment of the Promoters share of the General AIA (as set out in the Updated Schedule V) (“Promoter General AIA”) and references to ’Seller 1’ in such clauses shall be construed as references to ‘Promoter’.

(vii)	Further, in the event, there is a dispute in relation to amounts required to be indemnified by the Promoter under Clause 7.1(ii), and if the Promoter General AIA (or any part of it) is required to be paid to the Promoter, due to any Applicable Laws, prior to the finalization / settlement of such dispute, then: (a) at least 4 (four) months prior to the Last Payment Date, the Promoter shall apply to the RBI seeking an extension of the period for the payment of such amount, and diligently pursue such application; and (b) if an approval from the RBI is not obtained within 2 (two) months from the Last Payment Date, the Promoter and the Purchaser shall necessarily agree on suitable escrow arrangements for the deposit and release of such amounts or such other mechanism as may be agreed between Promoter and the Purchaser, such that the commercial intent of the Parties under this Clause 8.2(c) is given effect to. For the avoidance of doubt, the cost of the obtaining the aforementioned approval from the RBI and/or the escrow arrangement or any alternate arrangement shall be borne solely by the Promoter.

(d)	For the sake of clarity, after paying the amounts under each of the Clauses 8.2(a) and8.2(b), the remaining amounts under the respective Clauses, shall be forfeited and shall be deemed to be reduced from the Sale Consideration.

(e)	For the sake of clarity, after paying the amounts under each of the Clause8.2(c), the remaining undisputed amounts under the said Clause, shall be forfeited and shall be deemed to be reduced from the Sale Consideration.
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8.3	All SBLCs issued under Clause 8.2 shall be denominated in USD basis the INR to USD exchange rate published by the RBI on the date of the delivery of the Updated Schedule V in terms of Clause 4.1. All notices issued to the Purchaser in terms of this Clause 8.2 shall have the claim amounts set out in INR. All payments made by the Purchaser in terms of Clause 8.2 shall be made in USD equivalent to the INR claim amount computed at the INR to USD exchange rate published by the RBI 1 (one) Business Day prior to the date of such remittance. All notices issued to the Identified Bank in terms of Clause 8.2 shall have the claim amounts set out in USD computed at the INR to USD exchange rate published by the RBI 1 (one) Business Day prior to the date of such notice.

9.	POST CLOSING OBLigations

9.1	The Company shall and the Purchaser shall cause the Company to, within 14 (fourteen) Business Day of Closing Date, make all necessary filings to (i) the jurisdictional Registrar of Companies under the Indian Companies Act, 2013 pursuant to the resignation of the relevant nominees of the Sellers from the Company Board and (ii) filings with all other Governmental Authorities where Sellers or Promoter, or their respective nominees on the Company Board, are identified or notified to ensure such identification/reference is removed.

9.2	Within 10 (ten) Business Days from the Closing Date, all outstanding CCPS shall be converted into Equity Shares of the Company basis the share capital of the Company on a Fully Diluted Basis as set out in the Updated Schedule V.

9A	ACQUISITION OF SECOND TRANCHE SALE SHARES

9A.1	On the Second Closing Date, the Purchaser shall acquire the Second Tranche Sale Shares from the Promoter for the Second Tranche Sale Consideration, to be paid to the Promoter, which Second Tranche Sale Consideration shall be as set out in the Updated Schedule V.

9A.2	In the event the Purchaser fails to honour its payment obligations under Clause 9A.1, the Promoter shall have the right to invoke the BG – Second Tranche Sale Consideration to the extent of such default. In the event the Promoter fails to transfer the Second Tranche Sale Shares in terms of Clause 9A.1, the Purchaser shall have the right to cause the transfer of the Second Sale Tranche Shares to itself in accordance with the Second Closing Escrow Agreement.

9A.3	The transfer of the Second Tranche Sale Shares shall occur on the Second Closing Date as per the terms of the Second Closing Escrow Agreement. The Promoter shall be deemed to have provided representations and warranties set out in Paragraphs 1 to 11.2 and paragraph 12 of Part A of Schedule IV (except as set out in paragraph 9) in relation to the Second Tranche Sale Shares on the Second Closing Date as per the terms of the Second Closing Escrow Agreement, wherein references to the Sale Shares shall be construed to be references to the Second Tranche Sale Shares.

10.	DISPUTE RESOLUTION

10.1	Any dispute, controversy, claim or disagreement of any kind whatsoever between or among the Parties in connection with or arising out of this Agreement or the breach, termination or invalidity thereof (hereinafter referred to as a “Dispute”) shall be referred to and finally resolved by arbitration irrespective of the amount in Dispute or whether such Dispute would
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otherwise be considered justifiable or ripe for resolution by any court. The Parties agree that they shall attempt to resolve through good faith consultation, any such Dispute between any of the Parties and such consultation shall begin promptly after a Party has delivered to another Party a written request for such consultation. This Agreement and the rights and obligations of the Parties shall remain in full force and effect pending the award in such arbitration proceeding, which award, if appropriate, shall determine whether and when any termination shall become effective.

10.2	The seat of the arbitration shall be in Singapore and shall be conducted under and in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC”) for the time being in force (the “SIAC Rules”), which SIAC Rules are deemed to be incorporated by reference into this Clause 10.2.

10.3	The arbitration shall be conducted before a sole arbitrator, who shall be fluent in English. The sole arbitrator shall be appointed by SIAC within 30 (thirty) days of the matter being referred to the SIAC by any Party to the Dispute. The language of the arbitration shall be English.

10.4	The award rendered shall be in writing and shall set out the reasons for the decision of the sole arbitrator. The award shall allocate or apportion the costs of the arbitration as the arbitrator deems fair.

10.5	The Parties agree that the arbitration award shall be final and binding on the Parties. Judgment upon the arbitration award may be rendered in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

10.6	No Party or Person involved in any way in the creation, coordination or operation of the arbitration of any Dispute may disclose the existence, content or results of the Dispute or any arbitration conducted under this Agreement in relation to that Dispute, in each case subject to those disclosures permitted by Clause 11 and save as required in order to enforce the arbitration agreement and/or any award made pursuant to this Agreement.

10.7	Nothing shall preclude any Party from seeking interim or permanent equitable or injunctive relief, or both, from any court having jurisdiction to grant the same. The pursuit of equitable or injunctive relief shall not be a waiver of the duty of the Parties to pursue any remedy for monetary damages through the arbitration described in this Clause 10.

11.	CONFIDENTIALITY AND NON-DISCLOSURE

11.1	Each Party shall keep all information and other materials passing between it and the other Parties in relation to or arising from the transactions contemplated by this Agreement, as well as the existence and the terms and conditions of this Agreement (the “Information”) confidential and shall not, without the prior written consent of the other Parties, divulge the Information to any other Person or use the Information other than for carrying out the purposes of this Agreement except:

(i)	To the extent that such Information is in the public domain other than by breach of this Agreement;

(ii)	To the extent that such Information is required to be disclosed by any applicable Law or requested to be disclosed by any Governmental Authority to whose jurisdiction the
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relevant Party (or where applicable, its Affiliates) is subject or with whose instructions it is customary to comply, provided that any Party proposing to make a disclosure as contemplated hereunder shall provide the other Parties with prompt written notice of such requirement so that any of such other Parties may seek a protective order or other remedy against such proposed disclosure. Further, in the event that such protective order or other remedy is not obtained within which such confidential information is to be legally furnished expires, the relevant Party making the disclosure shall only furnish such portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded to such information;

(iii)	To employees, directors or professional advisors of any Party on a need-to-know basis, subject to the disclosing Party informing such persons of the confidential nature of such Information, and provided that such Party shall continue to maintain the confidential nature of such Information;

(iv)	To the extent that any information, similar to the Information, shall have been independently developed by a Party without reference to any Information furnished by any other Party hereto;

(v)	To the extent required by a Party for the enforcements of its rights and obligations under this Agreement; and

(vi)	In respect of the Sellers and the Purchaser, to their respective direct and indirect shareholders, limited partners, Affiliates, managers and other investors, including where required to comply with fund reporting obligations, provided that such Persons are subject to customary confidentiality obligations in respect of the Information.

11.2	No formal or informal public announcement or press release, which makes reference to the terms and conditions of this Agreement or any of the matters referred to herein, shall be made or issued without the written consent of the Purchaser, the Seller 1, Company and the Promoter.

12.	NOTICES

12.1	Unless otherwise stated, all notices, approvals, instructions, demands and other communications given or made under this Agreement shall be in English and in writing and shall be given by personal delivery, or by sending the same by pre-paid registered mail addressed to the relevant Party at its address, or to the email account set out below:

(i)	If to Seller 1:

Address	:	Peepul Capital Fund II LLC

St. Louis Business Centre

Cnr Desroches & St. Louis Streets

Port Louis, Mauritius

Email	:	peepul@rogerscapital.mu
Attention	:	Mr N Sandeep Reddy

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With a CC to:

Address	:	Peepul Capital Investment Advisors Private Limited

62, ABM Avenue, Boat Club, R.A Puram

Chennai - 600 028, India

Email	:	kiran@peepuladvisors.com
Attention	:	R. Kiran Gupta | Vice President - Legal

(ii)	If to Seller 2:

Address	:	Chintalapati Holdings Private Limited

Bldg-3, iLabs Centre, #18, Software Units Layout

Madhapur,

Hyderabad 500 081

Email	:	srini@peepuladvisors.com
Attention	:	Mr C Srinivasa Raju

With a CC to:

Address	:	Peepul Capital Investment Advisors Private Limited

62, ABM Avenue, Boat Club, R.A Puram

Chennai - 600 028, India

Email	:	kiran@peepuladvisors.com
Attention	:	R. Kiran Gupta | Vice President - Legal

(iii)	If to Seller 3:

Address	:	Palmyrah Capital Pte Limited

10 Collyer Quay #10-01 Ocean Financial Centre

Singapore 049315

Email	:	jyothikumar@palmyrahcapital.com
Attention	:	Jyothikumar Varma

(iv)	If to Seller 4:

Address	:	Avini Private Limited

18 Cross Street

#14-01/02

China Square,

Central Singapore 048423

Email	:	sreddy@peepuladvisors.com
Attention	:	N Sandeep Reddy

With a CC to:

Address	:	Peepul Capital Investment Advisors Private Limited

62, ABM Avenue, Boat Club, R.A Puram

Chennai - 600 028, India

Email	:	kiran@peepuladvisors.com
Attention	:	R. Kiran Gupta | Vice President - Legal

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(v)	If to the Purchaser:

Address	:	Constellation Health Holdings Pte. Ltd.

30 Cecil Street,

#19-08, Prudential Tower,

Singapore (049712)

Email	:	jalsyn@incorp.asia; support@indotcorp.com; and info@incorp.asia
Attention	:	Jaslyn Ee

(vi)	If to the Other Shareholders:

Address	:	Plot No. 2, 4th Floor, K P R Bhagyam Garden, Thiruvalluvar Salai, Ramapuram, Chennai- 600089,
Email	:	ramanan@medall.in
Attention	:	Mr. S. V. Ramanan

(vii)	If to the Promoter:

Address	:	No. 9, Casuarina Drive, Kapaleeshwarar Nagar, Neelankarai, Chennai- 600041
Email	:	rajuv.raman@gmail.com
Attention	:	Mr Raju Venkatraman

(viii)	If to Purchaser Parent:

Address	:	Constellation Alpha Capital Corp.

Emerald View Suite 400

2054 Vista Parkway

West Palm Beach, FL 33411

U.S.A.

Email	:	rss@constellationalpha.com
Attention	:	Rajiv S. Shukla, Chief Executive Officer

(ix)	If to the Company (after the Closing Date):

Address	:	Constellation Health Holdings Pte. Ltd.

30 Cecil Street,

#19-08, Prudential Tower,

Singapore (049712)

Email	:	jalsyn@incorp.asia; support@indotcorp.com; andsupport@indotcorp.com
Attention	:	Jaslyn Ee

12.2	A Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Clause 12, by giving the other Parties written notice of the new address in the manner set forth above.

13.	TERM AND TERMINATION

13.1	Term

This Agreement shall come into effect on the date hereof and shall remain valid and binding on the Parties until such time that it is terminated in accordance with Clause 13.2 below.

13.2	Termination

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(i)	This Agreement may be terminated at any time by the mutual agreement of Promoter, Seller 1 and Purchaser;

(ii)	If the Closing has not occurred on or prior to the Long Stop Date or such later date as the Purchaser and the Sellers may mutually agree in writing, the Purchaser and the Sellers shall each have the right but not the obligation to terminate this Agreement by serving a written notice to the other Parties; provided, that no Party shall be entitled to terminate this Agreement pursuant to this Clause 13.2(ii) if such Party is then in material breach of this Agreement or where its acts or omissions has resulted in a Condition Precedent not having being satisfied on or prior to the Long Stop Date or Closing not having occurred.

13.3	Effect of Termination

(i)	Subject to Clause 13.3(ii) below, upon termination of this Agreement as aforesaid in Clause 13.2, the Parties shall have no obligation to proceed further and shall be relieved and discharged from all liabilities hereunder other than in respect of any prior breach of this Agreement; and

(ii)	The provisions of Clauses 1 (Definitions and Interpretation), 10 (Dispute Resolution), 11 (Confidentiality and Non-disclosure), 12 (Notices), this Clause 13.3 (Termination) and 14(Miscellaneous) shall survive the termination of this Agreement.

14.	MISCELLANEOUS

14.1	Counterparts

(i)	This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument; and

(ii)	This Agreement may be executed by delivery of an e-mail copy of an executed signature page with the same force and effect as the delivery of an originally executed signature page.

14.2	Specific Performance

Except as set forth in Clause 4.7, the Parties agree that in the event of any material breach of any covenant, obligation or other provisions set out in this Agreement, the other Party(ies) shall be entitled to seek a decree or order of specific performance to enforce the observance and performance of such covenant, obligation or other provisions by the non-performing Party, in addition to any other remedies available to it.

14.3	Entire Agreement

This Agreement along with the Second Closing Escrow Agreement shall constitute and contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all previous communications, negotiations, commitments, either oral or written, between the Parties respecting the subject matter hereof.

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14.4	Governing Law

This Agreement shall be governed in all respects by the laws of India.

14.5	Severability

Any provision of this Agreement, which is invalid or unenforceable, shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof. If for any reason whatsoever, any provision of this Agreement is or becomes, or is declared by a court of competent jurisdiction to be, invalid, illegal or unenforceable, then the Parties will negotiate in good faith to agree on such provision to be substituted, which provisions shall, as nearly as practicable, leave the Parties in the same or nearly similar position to that which prevailed prior to such invalidity, illegality or unenforceability.

14.6	Amendments

No change, alteration, modification or addition to this Agreement shall be valid unless in writing and properly executed by the Parties hereto.

14.7	Rights Cumulative

(i)	Except as set out elsewhere in this Agreement, the rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by applicable Law or otherwise;

(ii)	No failure to exercise nor any delay in exercising any right, power, privilege or remedy under this Agreement shall in any way impair or affect the exercise thereof or operate as a waiver thereof in whole or in part; and

(iii)	No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.

14.8	Successors and Assigns

Subject to Clause 7.5 (d), no rights, liabilities or obligations under this Agreement shall be assigned by either Party without the prior written consent of the other Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

14.9	Costs and Expenses

(i)	Except as otherwise provided in this Agreement, each Party shall pay its own expenses in connection with the preparation and performance of this Agreement and the consummation of the transactions contemplated hereby, including without limitation, all fees and expenses of legal and financial advisors, independent accountants and actuaries.

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(ii)	All statutory costs and expenses (including payment of applicable stamp duty) incurred in respect of or relating to the execution of this Agreement shall be borne by the Purchaser.

(iii)	For the sake of clarity, (a) the Company shall not bear any costs associated with the sale of the Shares by the Sellers (including any finder fee or investment banking fee), (b) the Sellers shall not bear any costs associated with the preparation, negotiation, submission or performance of any of the Proxy Statement or any other document submitted with the SEC or the Purchaser Parent’s Stockholders in relation to the transactions to be undertaken by the Purchaser under this Agreement, and (c) other than as expressly set out in Clause 14.9 (ii), the Purchaser shall not bear any stamp duty costs associated with the transfer of the Sale Shares to the Purchaser.

(iv)	The fees payable to the Identified Bank / Promoter Identified Bank for issuing the SBLCs and BG shall be borne by the Purchaser.

14.10	Waiver

14.10.1	Each of the Sellers and the Company hereby expressly waive all restrictions on transfer and conversion of the Sale Shares and the Second Tranche Sale Shares (including affirmative vote rights pertaining to transfer / conversion of any Sale Shares / Second Tranche Sale Shares) under any Existing Agreements to which it is a party and the Charter Documents of the Company, solely for consummation of the transactions contemplated under this Agreement.

14.10.2	Subject to Clause 14.10.1, no waiver of any provision of this Agreement or consent to any departure from it by any Party shall be effective unless it is in writing, and signed by a duly authorized representative of the concerned Party. A waiver or consent shall be effective only for the purpose for which it is given. No default or delay on the part of any Party in exercising any rights, powers or privileges operates as a waiver of any right, nor does a single or partial exercise of a right preclude any exercise of other rights, powers or privileges.

14.11	Further Assurances

The Parties shall execute other documents, cause meetings to be held, cause resolutions to be passed, exercise their votes and do and perform, and cause to be done and performed such further acts and things as may reasonably deem necessary or desirable in order to give full effect to this Agreement and the transactions contemplated under this Agreement, whether on or after the Execution Date.

14.12	Relationship of the Parties

The Parties are independent contractors. None of the Parties shall have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other Parties except as specifically provided by this Agreement. Nothing in this Agreement shall be interpreted or construed to create an association or partnership between the Parties, deem them to be persons acting in concert or to impose any liability attributable to such relationship upon any of the Parties nor, unless expressly provided otherwise, to constitute any Party as the agent of any of the other Parties for any purpose.

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14.13	Third Party Rights and Obligations

Any Person who is not party to this Agreement shall have no rights whether under contract, law, equity or otherwise to enforce any term of this Agreement.

14.14	Authority by Other Shareholders to Mr. S. V. Ramanan

Mr. S. V. Ramanan agrees and undertakes that each of the Other Shareholders have irrevocably authorized Mr. S. V. Ramanan (“Representative”) as its agent and attorney-in-fact for and on its behalf to execute this Agreement and/or any amendments or supplements to this Agreement, to transfer the Sale Shares by the Other Shareholders to the Purchaser in the manner contemplated in this Agreement, to supply to the other Parties all information concerning such Other Shareholder contemplated by this Agreement, to exclusively give all notices, consents and instructions on behalf of such Other Shareholder, to agree, accept and execute on behalf of such Other Shareholder, all documents in connection with this Agreement (including amendments and variations of and consents under this Agreement) and to execute any new document and to take such other action as may be necessary or desirable under or in connection with this Agreement for the performance of the transactions contemplated in this Agreement, in each case on behalf of such Other Shareholder. It is also hereby agreed that the Parties shall be entitled to rely on any action purported to be taken by the Representative on behalf of Other Shareholders, and the Other Shareholders hereby agree and undertake to severally and not jointly indemnify, defend and hold harmless the Parties to this Agreement from and against any and all Losses suffered, incurred or paid, or to be suffered, incurred or paid by such Party which arise out of or result a breach of this Clause 14.14, or any claim or demand made by the Other Shareholder against such Party.

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IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names, as of the date first above written.

Signed and delivered for and on behalf of

PEEPUL CAPITAL FUND II LLC

/s/ Iqbal Dulloo
By:	Iqbal Dulloo
Title:	Director

Authorised by resolution of the board of directors dated 25 July 2018

[The rest of the page has been intentionally left blank]

Signature Page to the Share Purchase Agreement executed inter-alia between Peepul Capital Fund II LLC and Constellation Health Holdings Pte. Ltd. and Medall Healthcare Private Limited

IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names, as of the date first above written.

Signed and delivered for and on behalf of

CHINTALAPATI HOLDINGS PRIVATE LIMITED

/s/ Chintalapati Srinivasa Raju
By:	Chintalapati Srinivasa Raju
Title:	Director

Authorised by resolution of the board of directors dated 1 August 2018

[The rest of the page has been intentionally left blank]

Signature Page to the Share Purchase Agreement executed inter-alia between Peepul Capital Fund II LLC and Constellation Health Holdings Pte. Ltd. and Medall Healthcare Private Limited

IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names, as of the date first above written.

Signed and delivered for and on behalf of

PALMYRAH CAPITAL PTE LIMITED

/s/ Dandu Jyothi Kumar Varma
By:	Dandu Jyothi Kumar Varma
Title:	Director

Authorised by resolution of the board of directors dated 13 July 2018

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Signature Page to the Share Purchase Agreement executed inter-alia between Peepul Capital Fund II LLC and Constellation Health Holdings Pte. Ltd. and Medall Healthcare Private Limited

IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names, as of the date first above written.

Signed and delivered for and on behalf of

AVINI PRIVATE LIMITED

/s/ N. Mrinalini Reddy
By:	N. Mrinalini Reddy
Title:	Authorised Signatory

Authorised by resolution of the board of directors dated 14 July 2018

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Signature Page to the Share Purchase Agreement executed inter-alia between Peepul Capital Fund II LLC and Constellation Health Holdings Pte. Ltd. and Medall Healthcare Private Limited

IN WITNESS WHEREOF, the parties hereto, have caused this Agreement to be signed in their respective names, as of the date first above written.

Signed and delivered by

Mr RAJU VENKATRAMAN

/s/ Raju Venkatraman

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Signature Page to the Share Purchase Agreement executed inter-alia between Peepul Capital Fund II LLC and Constellation Health Holdings Pte. Ltd. and Medall Healthcare Private Limited

IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names, as of the date first above written.

Signed and delivered for and on behalf of Other Shareholders specified in Schedule I of this Agreement

/s/ SV Ramanan
By:	Mr SV Ramanan
(For self and the remaining Other Shareholders)

Authorised by Power of Attorney dated 13 June 2018, 21 July 2018 and 26 July 2018 for Dr. Bharathi Dhalla, Mr. S. Sankaran and Mrs. Raji Raju respectively and 23 July 2018 for all other shareholders.

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Signature Page to the Share Purchase Agreement executed inter-alia between Peepul Capital Fund II LLC and Constellation Health Holdings Pte. Ltd. and Medall Healthcare Private Limited

IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names, as of the date first above written.

Signed and delivered for and on behalf of

CONSTELLATION HEALTH HOLDINGS PTE LTD

/s/ Rajiv Sarman Shukla
By:	Rajiv Sarman Shukla
Title:	Director

Authorised by resolution of the board of directors dated 30 July 2018

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Signature Page to the Share Purchase Agreement executed inter-alia between Peepul Capital Fund II LLC and Constellation Health Holdings Pte. Ltd. and Medall Healthcare Private Limited

IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names, as of the date first above written.

Signed and delivered for and on behalf of

CONSTELLATION ALPHA CAPITAL CORP.

/s/ Rajiv Sarman Shukla
By:	Rajiv Sarman Shukla
Title:	Chairman & CEO

Authorised by resolution of the board of directors dated 30 July 2018

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Signature Page to the Share Purchase Agreement executed inter-alia between Peepul Capital Fund II LLC and Constellation Health Holdings Pte. Ltd. and Medall Healthcare Private Limited

IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names, as of the date first above written.

Signed and delivered for and on behalf of

MEDALL HEALTHCARE PRIVATE LIMITED

/s/ Raju Venkatraman
By:	Raju Venkatraman
Title:	Managing Director and CEO

Authorised by resolution of the board of directors dated 1 August 2018

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Signature Page to the Share Purchase Agreement executed inter-alia between Peepul Capital Fund II LLC and Constellation Health Holdings Pte. Ltd. and Medall Healthcare Private Limited